    As filed with the Securities and Exchange Commission on November 14, 2000



                                                      REGISTRATION NO. 333-44194


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1


                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                IPVoice.com, Inc.
                 (Name of small business issuer in its charter)

           Nevada                        4813                  65-0729900
  (State or other jurisdiction      (Primary Standard      (I.R.S. Employer
 of Industrial incorporation or    Classification Code      Identification
        organization)                    Number)                 No.)

  7585 East Redfield Road, Suite 202, Scottsdale, Arizona 85260, (480) 948-1895
          (Address and telephone number of principal executive offices and principal place of business)

                                  Barbara Will
                      President and Chief Operating Officer
                       7585 East Redfield Road, Suite 202
                            Scottsdale, Arizona 85260
                                 (480) 948-1895
            (Name, address and telephone number of agent for service)

                                 With Copies to:

                               I. Douglas Dunipace
                       Jennings, Strouss & Salmon, P.L.C.
                          Two North Central, Suite 1600
                           Phoenix, Arizona 85004-2393
                            Telephone: (602) 262-5832
                               Fax: (602) 253-3255


Approximate date of proposed sale to the public: as soon as practicable from time to time after this registration statement becomes effective.


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES   DOLLAR AMOUNT TO BE  PROPOSED MAXIMUM AGGREGATE    AMOUNT OF REGISTRATION
        TO BE REGISTERED                 REGISTERED      OFFERING PRICE PER SHARE(1)            FEE
--------------------------------    -------------------  ---------------------------   ----------------------
Common stock $.001 Par Value (2)        $13,817,996                $ .875                   $ 3,192.00



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the closing bid and asked prices for our common stock, $.001 par value, reported on the OTC Bulletin Board on August 14, 2000. With respect to the 350,000 shares issuable upon exercise of the warrants, the registration price per share is based on the average exercise price of the warrants.



(2) Pursuant to Rule 416 promulgated under the Securities Act, this registration statement also registers such number of additional shares of common stock that may be offered or issued for dividends on the Series B Convertible preferred stock, $.001 par value, exercise of the warrants or option of the selling stockholders and for other adjustments or to prevent dilution resulting from stock splits, stock dividends or similar transactions in connection with such Series B preferred stock, warrants and options.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The index for exhibits is on page II-7.

                                IPVOICE.COM, INC.

               15,287,595 SHARES OF COMMON STOCK, $.001 PAR VALUE


The selling stockholders listed under "Selling Stockholders" on page 35 of this prospectus are selling up to 15,287,595 shares of common stock. This total includes 1,415,990 shares presently owned, up to 600,000 shares registered for sale upon the exercise of outstanding warrants, up to 7,098,765 shares registered for sale upon the conversion of outstanding shares of Series B Convertible preferred stock and accrued dividends, and up to 6,172,840 shares registered for sale upon exercise of outstanding options to purchase common stock. We will not receive any of the proceeds from the sale of securities by the selling stockholders.



The selling stockholders' shares may be offered from time to time by the selling stockholders directly to purchasers or to or through broker-dealers who may act as agents or principals. The selling stockholders intend to sell the shares into the public market from time to time. The selling stockholders will negotiate with the market makers for common stock to determine the prices for each sale. They expect each sale price to be near the market price at the time of the sale.



The selling stockholders will pay all brokerage commissions and discounts attributable to the sale of the shares plus brokerage fees and expenses relating to the registration of their shares. We are responsible for all other costs, expenses and fees incurred in registering the shares offered by this prospectus.



Our common stock is traded under the symbol IPVC on the OTC Bulletin Board. The last reported sale price on the OTC Bulletin Board for our common stock on __________ ___, 2000 was $_______ per share.



INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.




THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              This date of this Prospectus is __________ ___, 2000

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Prospectus Summary......................................................      1

Risk Factors............................................................      2

Forward-Looking Statements..............................................      9

Use Of Proceeds.........................................................      9

Dividend Policy.........................................................      9

Capitalization..........................................................     10

Market Price Of The Registrant's Common Equity And Related Stockholder       11
Matters.................................................................

Selected Financial Data.................................................     11

Plan Of Operations......................................................     12

Business................................................................     12

Management..............................................................     24

Securities Ownership of Certain Beneficial Owners and Management........     28

Certain Relationships And Related Transactions..........................     29

Selling Stockholders....................................................     31

Description Of Securities...............................................     32

Plan Of Distribution....................................................     35

Legal Matters...........................................................     36

Experts.................................................................     36

Additional Information..................................................     36

Financial Statements....................................................    F-1

                               PROSPECTUS SUMMARY

     READ THIS ENTIRE PROSPECTUS CAREFULLY. THE FOLLOWING SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS", APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "WE," "US," "OUR" OR "COMPANY" MEAN IPVOICE.COM, INC. AND ITS SUBSIDIARY, IPVOICE COMMUNICATIONS, INC.

The Company


     We were incorporated in February 1997 as Nova Enterprises, Inc. We acquired our wholly-owned subsidiary, IPVoice Communications, Inc., in a corporate reorganization in March 1998 and changed our name to IPVoice.com, Inc. in April 1999.



     Since 1998, we have been developing our MultiCom business management software for use in Internet Protocol, or IP, telephony applications, including telephone, fax, data, images and video over the Internet. MultiCom is a component of our gateway products, including TrueConnect, SuperConnect and UltraConnect. Our gateways, MultiCom, and our other proprietary technology and products are generally referred to as the IPVoice System.



     Access through our gateways is presently available in limited markets in the United States and in the United Kingdom. We generally enter into contracts with selected agents to operate our gateways and sell our products and services. We have also received revenue from the sale of prepaid calling cards and TruePartners Programs. It is our intention



     -    to continue to market our gateway products;



     -    to conduct research to further develop our gateway products; and



     - to develop further "add-ons" which will enhance and expand the gateway products.



Our Location



     Our executive offices are located 7585 East Redfield Road, Suite 202, Scottsdale, Arizona 85260. Our telephone number is (480) 948-1895 and our facsimile number is (480) 948-1213. Our Internet web site is located at www.ipvoice.net.



The Offering



     The selling stockholders are using this prospectus to sell shares of common stock to the public.



                     Common stock offered by selling stockholders  15,287,595 shares (1)

                     Common stock outstanding.................     18,566,384 shares (2)

                     Use of Proceeds..........................     We will not receive any proceeds from the
                                                                   sale of the shares of common stock by the selling
                                                                   stockholders.  However, we may receive
                                                                   proceeds from the exercise of warrants, options
                                                                   and rights to purchase common stock and plan to use
                                                                   such proceeds, if any, for sales and marketing
                                                                   of our products and services, service of our
                                                                   products, deployment of the IPVoice System,
                                                                   continued research and development, working
                                                                   capital, and other general corporate purposes.

                     OTC Bulletin Board Symbol................     IPVC


----------


(1) The number of shares actually offered and sold may vary depending upon conversion and exercise prices. This is the estimated maximum number of shares.



(2) Based on the number of shares outstanding on the date of this prospectus, which does not include:



     - 1,000,000 shares reserved for issuance upon exercise of options outstanding or available for future grant under our 2000 Executive Incentive Plan,



     - shares issuable upon the exercise of certain outstanding warrants and options and other rights to purchase shares of common stock, or



     - shares issuable upon the occurrence of certain default events and resulting conversion of shares of our Senior Convertible preferred stock.


     EXCEPT AS OTHERWISE INDICATED, ALL REFERENCES IN THIS PROSPECTUS TO THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING DO NOT INCLUDE THE FOREGOING SHARES.

Summary Financial Information


                                                         YEAR ENDED DECEMBER 31,          NINE MONTHS ENDED SEPTEMBER 30,
                                                       -----------------------------      -------------------------------
               STATEMENT OF OPERATIONS DATA:
                                                            1999             1998              2000              1999
                                                        -----------      -----------       -----------       -----------
                                                                                           (UNAUDITED)       (UNAUDITED)
              Net sales                                 $   321,279      $    41,254       $   114,193       $    50,700
              Gross Profit                                   15,845           41,254             8,447             1,560
              Loss from operations                       (1,881,239)        (507,685)       (2,221,897)       (1,429,114)
              Other income (expense)                        (92,595)               0           (19,482)          (20,998)
              Net Loss                                   (1,973,834)        (507,685)       (2,241,379)       (1,450,112)
              Loss per share                            $     (0.13)     $     (0.04)      $     (0.13)      $     (0.10)
                                                        -----------      -----------       -----------       -----------
              Weighted average shares
                  Outstanding                            15,413,751       11,620,451        17,815,927        15,248,436

         BALANCE SHEET DATA:
              Current Assets                            $   256,348      $   153,888       $   835,301       $   256,348
              Total assets                                  633,903          191,513         1,724,343           633,903
              Current Liabilities                           406,339          307,129           326,319           406,339
              Long-term debt                              1,145,400                0           385,950         1,145,400
              Total liabilities                           1,551,739          307,129           712,269         1,551,739
              Stockholders equity (deficiency)             (917,836)        (115,616)        1,012,074          (917,836)


                                  RISK FACTORS





     AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY THOSE PERSONS WHO ARE ABLE TO AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING OUR BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

                    RISKS RELATING TO OUR FINANCIAL CONDITION


We have a history of losses and expect that losses will continue in the future.

     We have substantial and recurring losses and negative cash flow since our inception in February 1997. For the nine months ending September 30, 2000 and 1999, we had revenues of $114,000 and $51,000, respectively and operating expenses of $2,230,000, and $1,431,000, respectively. We expect to continue to generate losses until our revenues increase or our expenses decrease. Specifically, we must be able to generate substantial sales of our TrueConnect, SuperConnect, and UltraConnect gateways and increase the licensing of our software. There is no assurance that we can increase our revenue sources and it is unlikely we can lower our expenses. We may never earn a profit. If we continue to lose money over a period of time, we may be forced to discontinue our operations.

We have been unable to fund our operations with internally generated funds. We will need to generate funds internally or raise additional capital to fund operations through fiscal year 2001.

     We have required and continue to require substantial capital to fund our business operations. Our future capital requirements will depend upon many factors, including the expansion of the IPVoice System, requirements to maintain adequate telecommunications capabilities, the progress of our research and development activities, expansion of our marketing and sales efforts and the status of competitive products and services.

     As of September 30, 2000, our total assets were $1,724,000, consisting, principally, of $690,000 in cash, $146,000 in prepaid expenses and deposits and $690,000 in property and equipment. Because of our limited assets and a cumulative net loss, in the amount of $4,746,000, as of September 30, 2000, we only had working capital of $509,000 even after receipt of net proceeds from the sale of $2,500,000 of Series B preferred stock in May 2000. These funds will not be adequate to finance our intended operations for more than twelve months.

Our revenues are negligible and we have financed our operation primarily through sales of equity and debt securities. We expect to enter into additional financial transactions, which could result in significant dilution or substantial indebtedness.

     As of the date of the prospectus, we have no commitments, agreements or understandings regarding additional financings and we may be unable to obtain additional financing on satisfactory terms or at all. If the selling stockholders exercise their warrants and option rights, we could receive up to approximately $3,248,000. We cannot be assured that all or any of their warrant or option rights will be exercised in the near future or at all. We expect to pursue additional financing through private placement of debt or equity. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders will result. We may also incur or assume substantial indebtedness. If adequate funds are not available, we may be required to delay, scale back or eliminate our research and development, marketing or expansion efforts or obtain funds through arrangements with partners or others. These arrangements may require us to relinquish rights to certain of our existing or potential products or other assets. Accordingly, the inability to obtain such financing could have a material adverse effect on our business, financial condition and results of operations.

Our future revenue and operating results are unpredictable and may fluctuate.







     Our short operating history and the rapidly changing nature of the market in which we compete make it difficult to accurately forecast our revenues and operating results. Our quarterly operating results are unpredictable and we expect them to fluctuate in the future due to a number of factors. These factors may include, among others:


     -    The timing and receipt of license and other fees;

     -    The amount of traffic over our gateways and the IPVoice System;

     - The amount and timing of operating costs and capital expenditures relating to the growth of our business;

     - The costs to develop and introduce new products and services in response to changing market conditions and customer preferences; and

     - The announcement or introduction of new or enhanced products or services by our competitors.



In view of such fluctuations, we believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as a measure of future performance. Our operating results in the first three-quarters of fiscal year 2000 were significantly affected by the costs of entering into strategic alliances and other arrangements with new distributors in additional markets in the United States and markets in foreign countries.



     Comparisons of our operating results for each period do not indicate our future performance. It is likely that our operating results in some periods will fall short of market expectations. If this occurs, the price of our common stock may decline.


                         RISKS RELATING TO OUR BUSINESS


Our business prospects are difficult to evaluate because our current operations are new.



     We are considered a development stage company. We only recently have commenced operations of the IPVoice System and have not begun generating any significant revenues from the IPVoice System. Accordingly, we have only a limited operating history upon which you can evaluate our prospects and us. We are subject to all the risks inherent in the operation of a development stage business and cannot assure you that we will be successful in addressing these risks.



Our business depends on one form of technology. If we are not able to expand our sales of IPVoice System technology, we are unlikely to become profitable.



     Our revenues are, and for the foreseeable future will be, based on the market acceptance of products and services utilizing the basic IPVoice System technology. If we are unable to expand the demand for those products and services, whether because of competition, technology changes or other reasons, our ability to continue in business will be adversely affected. We believe that the basic IPVoice System technology has certain features, such as carrier-grade back office capabilities, that make it attractive to various segments of the IP telephony market. However, we have not had the opportunity to test the appeal of our technology to those additional market segments which include Internet providers, resellers and independent telephone companies, also know as ITC's. We have undertaken limited efforts to date to take advantage of these capabilities of the IPVoice System but we have not had the resources to systematically market the IPVoice System to other potential users. The IPVoice System technology also requires development time and additional costs to interface or overlay with top switching vendors. These limitations may make our technology less attractive to potential users. Though we continue to work on upgrades and enhancements, we cannot be certain that our technology will be well received in the broader marketplace.



Our principal competitors in the IP telephony market are already established telecommunications enterprises. They have a substantial advantage because of their experience, resources, existing distribution channels and name recognition.



     The telecommunications market and, in particular the IP telephony market, is intensely and increasingly competitive. Many major internet backbone companies and telephone carriers are involved in one or more aspects of the IP telephony market. These include AT&T, MCI WorldCom, Cisco and Qwest, which offer a variety of products from switching platforms to least cost routes and long distance. We must compete with these larger enterprises in international, national, regional and local markets. In addition, we may encounter substantial competition from new market entrants. Most of our competitors or potential competitors have significantly greater name recognition and have greater marketing, financial and other resources than we do. They also have established distribution channels that give them an advantage in reaching prospective customers for IP telephony services. There can be no assurance that we will be able to compete effectively against them in the future.



We plan to expand, in part, through acquisitions. We have not yet acquired any other companies and do not know if we will be able to implement this aspect of our future plans.



     We plan to expand our business, in part, through acquisitions. Although we will continuously review potential acquisition candidates, we have not entered into any agreement or commitment with respect to any additional acquisitions at this time. We do not know if we will be able to successfully identify suitable acquisition candidates, complete acquisitions on favorable terms, or at all, or integrate acquired businesses into our operations. Moreover, acquisitions may have a material adverse effect on our operating results, particularly in the fiscal quarters immediately following the consummation of such transactions, while the operations of the acquired business are being integrated into our operations. Once integrated, acquisitions may not achieve comparable levels of revenues, profitability or productivity as our existing products and services or otherwise perform as expected. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisitions will be completed. We will be competing for acquisition and expansion opportunities with entities that have substantially greater resources than we have. In addition, acquisitions involve a number of special risks, such as diversion of management's attention, difficulties in the integration of acquired operations and retention of personnel, unanticipated problems or legal liabilities, and tax and accounting issues, some or all of which could have a material adverse effect on our results of operations and financial condition.



Our pricing advantage on long distance service could disappear.



     Our rates for long distance telephone calls are generally competitive with, and in some cases less than, the telephone charges for the same long-distance service that the customer would pay to a primary seller of those services. Our ability to undersell the primary sellers is a result of the use of the Internet to transmit long distance telephone calls. The narrowing or elimination of the differential between the rates charged to our customers and the cost of long distance telecommunications services provided by competitors or traditional long distance carrier's customers would have a significant adverse effect on us.




The success of our operations depends on certain key personnel and consultants.




     Our success depends to a significant extent on the continued services of Barbara Will, our president, Harry Bowman, our executive vice president, and Michael Scott, our vice president for sales and marketing, and the availability of Anthony Welch, one of our founders, as a consultant. Virtually all decisions concerning the marketing, distribution and sales of our products and services will be made or significantly influenced by Ms. Will, Mr. Bowman and Mr. Scott. Mr. Welch has created much of our technological infrastructure and continues to provide his expertise through a consulting arrangement. The loss of services of any of these persons would adversely affect the conduct of our business and our prospects for the future.



     Our growth and future success will depend in large part upon our ability to continue to hire, motivate and retain these and other qualified employees. The competition for persons with comparable experience is intense and the loss of key employees could have an adverse effect on us. Although Ms. Will, Mr. Scott and Mr. Bowman have entered into employment agreements with us, there can be no assurance that we will be able to retain them or other key employees in the future.



We need to expand our customer and distributor base in order to attain profitability.



     To date, a limited number of customers and distributors have accounted for substantially all of our revenues with respect to product sales. Although we have entered into several TruePartner agreements, most of them have not yet generated sustained revenues. There is no assurance that we will be able to obtain adequate distribution of our products to a large number of intended end users. Our ability to achieve revenues in the future will depend in significant part upon our ability to obtain additional gateway outlets, maintain relationships with, and provide support to, existing and new distributors. As a result, any cancellation, reduction or delay may materially adversely affect our business, financial condition and results of operations. There can be no assurance that we will be able to support or attract additional customers.



Our industry is new and is changing rapidly.



     Telecommunications technology, and IP telephony in particular, are rapidly changing. Our market is also characterized by frequent new product and service introductions, short development cycles and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbate these market characteristics. The development of new products involves considerable expenditures and can take from several months to several years. Accordingly, new product development requires a long-term forecast of market trends and customer needs and often a substantial commitment of capital resources with no assurance that such products or enhancements will be commercially viable.



     Our future success will depend significantly on our ability to enhance the current IPVoice System capabilities or develop new technology that meets the changing market demands on a timely and cost-effective basis. We must maintain and improve the performance features and reliability of our services and continue to meet emerging industry standards and other technological changes. We may experience technical difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, any new enhancements to our products and services must meet the requirements of our current and prospective users. We could incur substantial costs to modify our services to adapt to rapid technological change.


     We do not know if we will be successful in enhancing the existing IPVoice System or developing new products on a timely basis or if such new or enhanced products will achieve market acceptance or sustain such acceptance for any significant period. Our failure to anticipate or respond adequately to changes in technology and customer requirements and preferences, or any significant delay in development of enhanced or new products, will have a material and adverse effect on our business, financial condition and results of operations.


Our business depends on our ability to protect our intellectual property.



     The IPVoice System is based upon a core technology encompassing a combination of hardware and proprietary software which enables users to conduct two-way voice communications via the Internet. Our ability to compete effectively depends in large part on our ability to maintain the proprietary nature of the essential parts of our technology. To protect our proprietary rights, we rely on a combination of the copyright and trademark laws, trade secret protection, confidentiality procedures, limited physical access, and contractual provisions, including nondisclosure agreements with employees and others. We intend to enforce aggressively our intellectual property rights. Even so, this may not preclude competitors from developing products with similar features and there can be no assurance that protection will be available or be enforceable in any particular instance of competition.



     We also do not know if we will have the financial resources necessary to enforce our trade secret or other intellectual property rights which may be infringed. Our inability to enforce such rights could materially decrease the expected benefits from our technology. To date, we have applied for but not obtained registration of our service marks in the U.S. Confidentiality and nondisclosure agreements with employees and others may not provide adequate protection for our proprietary information in the event of any unauthorized use or disclosure of such proprietary information. We are aware that the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. In addition, we have not sought or received patent protection in any jurisdiction nor trademark protection for our service mark in any foreign jurisdiction. Litigation may be necessary to protect our intellectual property rights and trade secrets. Should we decide to litigate such claims, the litigation could be extremely expensive and time consuming and could materially adversely affect our business, financial condition and results of operations, regardless of the outcome of the litigation.


If the market for IP telephony fails to grow, our revenues will not grow. We don't know if our IP telephony products and services will be widely accepted. Even if they are, we may be limited in our ability to expand our IP telephony infrastructure. We do not have enough experience to know if our estimates of future activity are attainable or sustainable.


     Our success will depend in large part on the continued growth in the use of the Internet for our IPVoice System. Our future operating results depend to a significant extent upon the continued development of IP telephony products and services deemed necessary, useful, convenient, affordable and competitive. We do not have control over the expansion of the Internet, and to the extent that the market for IP telephony does not increase, our potential customer base and revenues will not grow. If IP telephony gains in popularity, we can expect fierce competition from companies more established and better financed than we are.


     In addition, critical and unresolved issues concerning the commercial use of the Internet may affect the development of the market for the IPVoice System and our other products and services, including:

     - the ability of users, distributors and other intermediaries to conduct communications without interruption and on a secure basis;

     -    the reliability and quality of the Internet for communications;

     -    the availability of low-cost access to the Internet for users;

     - availability of sufficient telecommunications bandwidth to consumers to enhance their ability to conduct communications over the Internet; and

     - the possible imposition of sales, use or transaction privilege taxes on Internet use.


     If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, a number of Internet-based businesses have experienced interruptions in their services as a result of outages and other delays occurring throughout the Internet. If outages or delays occur frequently in the future, Internet usage, as well as electronic commerce and the usage of our products and services, could grow more slowly or decline. This could have an adverse effect on our business.



     We may be required to expand and adapt our IP telephony infrastructure as the number of users and the amount of information they wish to transfer increases. The expansion and adaptation of our IPVoice System will require substantial financial, operational and management resources. We cannot be certain that we will be able to expand or adapt our infrastructure to meet additional demand or subscribers' changing requirements on a timely basis, at a commercially reasonable cost, or at all. Nor do we know if we will be able to deploy successfully any necessary infrastructure expansion. Any failure to expand our infrastructure, as needed, on a timely basis or to adapt to changing subscriber requirements or evolving industry standards could have a material adverse effect on our overall business, financial condition and results of operations.



We rely heavily on other businesses to supply our equipment and promote our products and services.



     Though we conduct final assembly of the gateway components at our Scottsdale, Arizona facility, many of the components are manufactured to our specifications by other firms. We have little ability to control the quality, reliability and availability of the equipment we purchase to integrate into the IPVoice System. We are dependent upon these other firms for the accurate manufacturing and timely delivery of necessary components. Because we are not presently a large customer of any of our suppliers, we are not generally able to negotiate favorable prices or limit future price increases. Frequently there is a substantial waiting period between the placing of an order and the receipt of finished products. This can have an adverse effect on our ability to open a new market on short notice. To date, we have not experienced any unexpected delays in obtaining components for the gateways. If, however, any supplier is unable to provide products on a timely basis because of labor disputes, shortages in raw materials or other reasons, such delays would significantly impair our ability to open new markets or to provide additional or upgraded equipment in existing markets.



     The ability of the IPVoice System to operate is dependent upon maintaining operating agreements and good relations with the companies offering multiple services in each market. Presently, these companies are primarily vendors. Should any of the local or long distance carriers currently providing access to multiple services in a market terminate that relationship, we, our TruePartners or our customers will be required to establish a new relationship for that market. We cannot predict whether a satisfactory new relationship can be established or that, if established, it can be done without an interruption in the availability of the IPVoice System in that market. Entry into each additional market will require new contracts with carriers. We cannot be assured that such contracts can be attained upon terms which are acceptable to us or our TruePartners in a particular market.



Our results may be adversely affected by our future international operations.



     We anticipate that international sales will, as a result of several existing TruePartner distribution agreements, account for an increasing percentage of our revenues for the foreseeable future. While there are substantial areas of commonality in Internet-based technology and practices worldwide, there are special risks associated with international activities, including:

     -    availability of suitable export financing;

     -    availability and timing of export licenses;

     -    restrictive tariff and other trade barriers;

     -    unexpected changes in regulatory requirements;

     -    difficulties in staffing and managing foreign operations;

     -    political and economic instability;

     -    potentially adverse business customs and practices;

     -    differences in accounting practices;

     -    potentially adverse tax consequences;

     -    fluctuations in currency exchange rates;

     -    longer payment cycles; and

     -    difficulties in collecting accounts receivable.


Some of our purchase, distributor and other agreements may be governed by foreign laws, which may differ significantly from U.S. laws. Therefore, we may be limited in our ability to enforce our rights under such agreements and to collect damages, if awarded. These factors may have a material adverse effect on our business, financial condition and results of operations.


Regulatory authorities could become more actively involved with IP technology.



     Presently, the Federal Communication Commission in the United States does not regulate companies that provide IP telephony services because they are not considered to be common carriers or telecommunications service providers. Notwithstanding the current state of the rules, the FCC's potential jurisdiction over the Internet is broad because the Internet relies on wire and radio communications facilities and services over which the FCC has long-standing authority. Similarly, IP telephony services are not extensively regulated in most foreign countries. The regulatory environment in which we operate is subject to change. Regulatory changes, which are affected by political, economic and technical factors, could significantly impact our operations by:



     -    restricting our development efforts;

     -    limiting our customer base;

     -    making current products obsolete;

     -    adding to the cost of delivering IP Products; or

     -    increasing the opportunity for additional competition.



Any such regulatory changes could have a material adverse effect on our business, financial condition and results of operations. We might deem it necessary or advisable to alter or modify our products to operate in compliance with such regulations. Such modifications could be very expensive and, especially if subject to regulatory review and approval, time-consuming.




                                   OTHER RISKS




There is a limited public market for our common stock and the price is subject to substantial fluctuations. You may be unable to sell your common stock quickly at the current market price.



     Our common stock has been publicly traded on the OTC Bulletin Board only since July 1998 so there is a limited history of prices. During that time, the price of our common stock has been highly volatile, ranging as high as $7.50 and as low as $.10. The low trading volume may adversely affect our stockholders' ability to sell shares of our common stock quickly or at the current market price. Attempts to buy or sell relatively small amounts of our common stock could cause the market price to fluctuate significantly. Because of the limited trading market, the price of our common stock could be adversely affected by the sale of shares by the selling stockholders pursuant to this offering. Other sales of substantial amounts of our common stock, or the perception that such sales might occur, would also likely adversely affect the market prices for our common stock.



     The trading price of the common stock could also be subject to significant fluctuations in response to variations in our quarterly results of operations, announcements of technological innovations or new products or services of our competitors, developments or disputes with respect to proprietary rights, general trends in the telecommunications industry and overall markets conditions and other factors. The market for securities of early-stage, technology-based, small market capitalization companies has been highly volatile in recent years, often as a result of factors unrelated to a company's operations.

Sales of restricted shares could lower the market price of our common stock and affect our ability to obtain equity financing.



     Future sales of common stock by existing stockholders under exemptions from registration or through the exercise of outstanding registration rights could materially adversely affect the market price of our common stock and could materially impair our future ability to raise capital through an offering of equity securities. A substantial number of shares of common stock are, or will be in the near future, available for sale under exemptions from registration or are being registered in this offering pursuant to registration rights. We are unable to predict the effect, if any, that market sales of these shares or the availability of these shares for future sale will have on the market price of our common stock prevailing from time to time. After the completion of this registration, up to approximately 15,288,000 shares of previously restricted common stock will be freely transferable without restriction or further registration under the Securities Act, by persons other than our "affiliates." Approximately 9,500,000 shares of the remaining common stock issued by the us prior to this offering will still be "restricted securities" and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. Sales of substantial amounts of shares in the public market following the expiration of restrictions imposed by Rule 144, or the prospect of such sales, could adversely affect the market price of the common stock and discourage other equity investment in us for the foreseeable future.



The exercise or conversion of warrants and other securities into common stock will dilute other stockholders and affect the market price of our common stock.



     As of September 30, 2000, we had outstanding options, warrants and other rights to acquire as many as 7,000,000 shares of our common stock. This includes rights held by the selling stockholders to acquire shares of common stock. Additional shares of common stock may be issuable upon certain default events in connection with the Senior Convertible preferred stock. More options will be granted in the future under our 2000 Executive Incentive Plan. The exercise or conversion of outstanding stock options, warrants or other convertible securities will dilute the percentage ownership of our other stockholders. In addition, any sales in the public market of shares of our common stock issuable upon the exercise or conversion of such stock options, warrants or convertible securities, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock. We lack control over the timing of any exercise or the number of shares offered or sold if exercises occur.



We are subject to the Penny Stock Rules.



     Our common stock is subject to the Penny Stock Rules promulgated under the Securities Exchange Act of 1934. The Penny Stock Rules regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. These rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with the current bid and offer quotations for the penny stocks, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer in writing before or with the customer's confirmation.



     In addition, the Penny Stock Rules require that, prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure and documentation requirements may have the effect of reducing the trading activity in the secondary market for our securities. The Penny Stock Rules may make it more difficult for stockholders to sell the common stock.



State securities laws may limit secondary trading.



     Secondary trading in the common stock being sold in this offering will not be possible in each state until the shares of common stock are qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. There can be no assurance that we will be successful in registering or qualifying the common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock, in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock could be adversely affected. We are listed in Standard and Poor's Standard Corporation Records.



Costs related to pending litigation matters could adversely affect our financial condition.



     We are involved in litigation with two former officers and with the shareholders of a former acquisition candidate that could affect our financial condition. Such litigation can be expensive and time consuming to defend. We believe that our pending litigation matters, in the aggregate, could have a material adverse effect on our financial condition if resolved against us. Because they involve controversies over our failure to issue certain securities, they could also result in dilution of the interest of our other stockholders.



We are not likely to receive any financial benefit from this offering.



     This offering is for the selling stockholders. Therefore, except for any amounts we receive from the exercise by the selling stockholders of the warrants or other rights to purchase common stock, we will not receive any financial benefit from this offering. We have agreed to pay for all offering expenses, except sales commissions, whether or not we receive any benefits.



Certain members of our management hold a significant amount of our common stock.



     Our current officers and directors and their affiliates beneficially own or have the voting control over approximately 46.89% of the outstanding common stock. Accordingly, these individuals have the ability to influence the election of the directors and effectively control most corporate actions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control. If all shares being offered under this prospectus are issued, then the current officers and directors will beneficially own approximately 26.84% of the outstanding common stock.



We have never paid dividends and do not expect to pay dividends in the near future. An investor should not rely on dividends to be paid on the common stock as a source of income.



     We have never paid cash dividends on the common stock and do not anticipate paying cash dividends on the common stock in the foreseeable future. Payment of dividends on the common stock is at the discretion of the board of directors. Payment of dividends is contingent upon, among other things, our future earnings, if any, and our financial condition, and capital requirements, general business conditions and other factors which cannot be predicted. A potential purchaser should not expect to receive dividends on the common stock as a source of income.



                           FORWARD-LOOKING STATEMENTS



Certain statements in this prospectus and registration statement, including without limitation information set forth under "Plan of Operations" contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern our expectations, beliefs, estimates, intentions, and strategies about the future and are generally identified by the context of the statement and use of words such as, "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions which are intended to identify such forward-looking statements, but their absence does not mean the statement is not forward-looking. Such information contained in such statements is difficult to predict. Actual results may differ materially from those expressed or forecasted. We desire to avail ourself of certain safe harbor provisions of the Reform Act and is therefore including this special note to enable us to do so. Such forward-looking statements are subject to certain risks and uncertainties, including those described in the section captioned "Risk Factors" above.


                                 USE OF PROCEEDS


     The primary purpose of this offering is to register the shares issuable to the selling stockholders. We do not expect to receive any proceeds. However, if all of the outstanding warrants and other rights to purchase shares by the selling stockholders are exercised, we will receive approximately $3,248,000 or approximately $3,053,000 after deducting estimated offering expenses excluding any commissions. We expect to use such amounts, if any, for sales and marketing of our products, and services, service of our products, deployment of our IPVoice System, continued research and development, working capital and general corporate purposes.


                                 DIVIDEND POLICY


     We have never paid cash dividends on our common stock. We currently intend to retain earnings for future growth and, therefore, do not anticipate paying any cash dividends in the foreseeable future. The declaration of dividends on our common stock in the future will be at the election of our board of directors and will depend upon our earnings, capital requirements, financial position, general economic conditions and other relevant factors.


                                 CAPITALIZATION


     The following table shows our capitalization at September 30, 2000 on an actual basis and as adjusted to give effect to our proposed issuance of shares of common stock to be issued upon the conversion of the outstanding shares of Series B preferred stock, including shares issuable as dividends on the Series B preferred stock, and shares issuable upon exercise of warrants and other rights to acquire common stock that were issued in connection with the sale of the Series B preferred stock and our receipt of the net proceeds from the exercise of such warrants and rights. The table assumes no exercise of options to purchase 355,000 shares of common stock pursuant to the 2000 Executive Incentive Plan and no exercise of warrants to purchase 196,875 shares of common stock. The options under the 2000 Executive Incentive Plan do not vest and become exercisable until July 2001. You should read this table in conjunction with "Use of Proceeds" and our financial statements.



                                                                                    SEPTEMBER 30,2000
                                                                    ----------------------------------------------------
                                                                          ACTUAL      ADJUSTMENT(1)          AS ADJUSTED
                                                                          ------      -------------          -----------
Long-term debt:
     Notes payable to stockholders (secured by Senior
Convertible Preferred Stock)                                        $   199,200                              $   199,200(2)
     Notes payable to stockholders (secured by assets)                  186,750                                  186,750
                                                                    -----------                              -----------
                 Total long-term debt                                   385,950                                  385,950
                                                                    -----------                              -----------

Stockholders' equity:
   Preferred stock, $.001 par value, 10,000,000 shares
     authorized Series A, 200 shares issued and outstanding and as
     adjusted                                                                 1                  0                     1(2)
     Series B, 2,500 shares issued and outstanding, 0 as adjusted             2                 (2)                    0(3)
   Common stock, $.001 par value, 50,000,000 shares
     authorized, 18,566,384 issued and outstanding, 25,204,965 as
     adjusted                                                            18,566        $     6,639                25,205(3)
Additional paid in capital                                            5,579,719          4,168,046             9,747,765(4)
Beneficial conversion feature discount                                  833,333           (833,333)                    0
Deficit accumulated in the development stage                         (5,419,547)           (93,750)           (5,513,297)
                                                                    -----------        -----------           -----------
     Total stockholders' equity                                       1,012,074          3,247,600             4,259,674
                                                                    -----------        -----------           -----------
     Total capitalization                                           $ 1,398,024        $ 3,247,600           $ 4,645,624
                                                                    ===========        ===========           ===========



(1) The following table represents the adjustments to our Series B preferred stock, common stock, additional paid in capital, beneficial conversion feature discount, stockholders' equity and total capitalization upon the conversion of the Series B preferred stock, exercise of warrants, options and other equity rights, and payment of Series B preferred stock dividends.



                                       PREFERRED     COMMON
                                         STOCK        STOCK       TOTAL      COMMON    PREFERRED BENEFICIAL
                          ISSUANCE    ADDITIONAL   ADDITIONAL  ADDITIONAL     STOCK      STOCK   CONVERSION
                          OF COMMON     PAID IN      PAID IN     PAID IN       PAR        PAR      FEATURE
                            STOCK       CAPITAL      CAPITAL     CAPITAL      VALUE      VALUE    DISCOUNT     DEFICIT    PROCEEDS
                        -----------   ----------   ----------  ----------  ---------  ---------  -----------  ---------  ---------
    Conversion of
    Series B Preferred  $3,086,420    $(1,323,907) $2,154,156  $  830,249  $ 3,086    $   (2)    $(833,333)   $          $
    Stock
    Options              3,086,420                 2,496,913    2,496,913    3,087                                        2,500,000
    Dividends              115,741                    93,634       93,634      116                             (93,750)
    Warrants to Funds      250,000                   533,750      533,750      250                                          534,000
    Warrants to Delano     100,000                   213,500      213,500      100                                          213,600
                          --------    ---------     --------    ---------    -----        --       -------    --------   ----------
                        $ 6,638,581   $(1,323,907) $5,491,953  $4,168,046  $ 6,639    $   (2)    $ (833,333)  $(93,750)  $3,247,600
                          =========   ===========   =========   =========    =====        ==       ========   ========   ==========



(2) Series A preferred stock, referred to elsewhere as Senior Convertible preferred stock, is not convertible unless we fail to make timely payments of interest and principal on $199,200 of promissory notes due to certain stockholders. Interest on these notes is payable quarterly at a rate of 9% per annum and the principal is due in May 2001. Upon payment of the notes, the Series A preferred stock will be fully redeemed. If we fail to pay these notes in a timely manner, the holders will be entitled to convert their shares of Series A preferred stock into the number of shares of common stock as will equal approximately 8.87% of the then issued and outstanding shares of common stock on a fully diluted basis. We intend to pay this obligation in a timely manner.



(3) This data assumes that all 2,500 shares of Series B preferred stock will be converted, that the dividends on the Series B preferred stock will be paid in shares of common stock, that the holders of the Series B preferred stock will fully exercise their rights to acquire one (1) additional share of common stock for each share of common stock acquired upon conversion, and that the holders of the warrants issued in connection with the issuance of the Series B preferred stock will exercise all their warrants.

(4) For purposes of this table, we have assumed that the warrants issued in connection with the issuance of the Series B preferred stock will be exercised at a price of $2.136 per share and that the exercise price for the Series B preferred stock will be $0.81 per share of common stock.

               MARKET PRICE OF THE REGISTRANT'S COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

     Our common stock currently is quoted on the OTC Bulletin Board under the symbol "IPVC" and has been since July 1998. The high, low and average bid information for each quarter since July 1998 to the present are presented below. The quotations are interdealer prices without adjustment for retail markups, markdowns or commissions and do not necessarily represent actual transactions. These prices may not necessarily be indicative of any reliable market value.


             QUARTER       HIGH       LOW     AVERAGE

        1998
        Third Quarter.    $  1.17   $  0.55   $ 0.86
        Fourth Quarter    $  0.56   $  0.10   $ 0.24

        1999
        First Quarter.    $  1.38   $  0.19   $ 0.95
        Second Quarter    $  7.50   $  0.75   $ 3.13
        Third Quarter.    $  3.06   $  1.50   $ 2.17
        Fourth Quarter    $  4.06   $  1.44   $ 2.01

        2000
        First Quarter.    $  4.81   $  2.00   $ 3.37
        Second Quarter    $  3.19   $  1.00   $ 1.80
        Third Quarter     $  1.69   $   .44   $ 1.05


     On ___________, 2000, the last reported sale price of the common stock on the OTC Bulletin Board was $________ per share.



     As of the date of this prospectus, there were 18,566,384 shares of common stock held of record by 102 holders, 10,918,055 of which are restricted Rule 144 shares and 7,648,329 of which are free-trading. Excluding the warrants and the senior convertible preferred stock, as of this date, we had outstanding options to purchase 355,000 shares of common stock. We also had 200 shares of senior convertible preferred stock outstanding and 2,500 shares of Series B preferred stock outstanding.


                             SELECTED FINANCIAL DATA


     Our selected financial data below for the years ended December 31, 1998 and 1999 have been derived from our financial statements audited by Durland & Company, CPAs, P.A., Palm Beach, Florida. The selected financial data for the nine-months ended September 30, 1999 and 2000 have been derived from our unaudited financial records which, in our opinion, contain all adjustments, consisting of only normal recurring adjustments, which we consider necessary to present fairly the financial position and results of operations for these periods. The selected financial information below should be read with our financial statements and notes attached as an exhibit to this prospectus. Results of operations for an interim period should not be considered indicative of results for a full year.



                                                         YEAR ENDED DECEMBER 31,          NINE MONTHS ENDED SEPTEMBER 30,
              STATEMENT OF OPERATIONS DATA:
                                                          1999              1998               2000              1999
                                                      -----------       -----------        -----------       -----------
                                                                                            (UNAUDITED)       (UNAUDITED)
             Net sales                                $   321,279       $    41,254        $   114,193       $    50,700
             Gross Profit                                  15,845            41,254              8,447             1,560
             Loss from operations                      (1,881,239)         (507,685)        (2,221,897)       (1,429,114)
             Other income (expense)                       (92,595)                0            (19,482)          (20,998)
             Net Loss                                  (1,973,834)         (507,685)        (2,241,379)       (1,450,112)
             Loss per share                           $     (0.13)      $     (0.04)       $     (0.13)      $     (0.10)
                                                      -----------       -----------        -----------       -----------

             Weighted average shares
                 Outstanding                           15,413,751        11,620,451         17,815,927        15,248,436

        BALANCE SHEET DATA:
             Current Assets                           $   256,348       $   153,888        $   835,301       $   256,348

             Total assets                                 633,903           191,513          1,724,343           633,903
             Current Liabilities                          406,339           307,129            326,319           406,339
             Long-term debt                             1,145,400                 0            385,950         1,145,400
             Total liabilities                          1,551,739           307,129            712,269         1,551,739
             Stockholders equity (deficiency)            (917,836)         (115,616)         1,012,074          (917,836)


                               PLAN OF OPERATIONS


  We estimate that our current cash and the cash flow from operations over the next 12 months will not alone be sufficient to continue our operations and to cover our operational expenses. We believe it will be necessary to raise additional equity capital, incur debt or take other actions of a financial nature to sustain our operations.


     We plan to continue to make material investments in our product research and development. We anticipate making material purchases of equipment and leasing new facilities. We anticipate increasing our number of employees over the next 12 months to include clerical and other administrative services, sales and technical personnel.


     Until we achieve a sustained level of profitability, we must be considered a start-up entity. We remain dependent on financing resources for cash flows to meet certain operating expenses and no assurance of our financial success or economic survival can be given during this period.



     As a start up entity, we have and will necessarily continue to incur certain types of start up costs, including costs related to the commencement of business, legal and accounting fees, initial filing fees, and advertising and marketing fees which may not constitute ongoing fees; or, if ongoing, may not be incurred at the same level or percentage of revenues as experienced in the initial start-up period.



     This general discussion of operations is limited by and should be considered within the context of our financial statements and notes.


                                    BUSINESS

General


     IPVoice.com, Inc., the parent corporation, was formed in February 1997 and had essentially no operations until March 1998, when it acquired IPVoice Communications, Inc., the subsidiary. At the time of the acquisition, the subsidiary principally was involved in developing its MultiCom business management software. Such software was developed by Anthony Welch, our former senior vice president of research and development and currently a consultant.



     With the agreement to acquire Independent Network Services, doing business as Satlink 3000, in April 1999, we intended to gain licenses to provide telecommunications services. At that time, INS was licensed in thirty-one states and the District of Columbia and had a pending tariff licensing in one other state. INS was a switchless reseller of long distance telephone services. At the time of the acquisition of INS, we believed that we were acquiring the Carrier Identification Code, or CIC Code, designated 10-10-460. An audit showed that INS may not have had title to the CIC Code. Further investigation determined that there was no clear link between the ownership of the CIC Code and INS. Therefore we elected to unwind the transaction and to rescind the issuances made under the acquisition and the related agreements. Had the CIC Code been operational, it would have allowed us to diversify into distinct segments of the long distance market not currently provided by us. The INS shareholders have instituted a suit against us.



     Today, we primarily focus on Internet Protocol telephony or IP telephony. In the fast moving world of communications, especially IP telephony, the companies with systems in the market are currently establishing both open and closed systems. We have developed an open system that we believe will have an edge on closed systems. In a closed system, the provider is limited to receiving calls only. In an open system, the provider can both send and receive calls from any other telephone carrier in the market.



     With the growth of the Internet we believe that IP telephony can provide cost savings to the consumer when such telephony services are provided by a small IP telephony company. Smaller companies are able to compete with large established telecommunications companies in this market because it is easier for them to assimilate new technology and to adapt and make changes. We believe that our billing, management network and marketing programs will allow us to compete effectively.

IP Telephony


     Traditional telephone networks give every call a nailed-down circuit. This means that a dedicated circuit must be utilized for the full time that the call is connected. This circuitry underutilizes resources. Only one person can talk at a time and there are breaks in the conversation. In a normal conversation, one person speaks while the other listens, using half of the capacity of the dedicated circuit. At best, a traditional telephone network uses 25% of capacity for each call. This significantly inflates the costs of making telephone calls.



     Internet Protocol is the most significant of the communication methods on which the Internet is based. IP telephony or the hardware technology to route calls over the Internet has existed for several years. It allows a packet of information, such as voice, video, e-mail, and data, to cross multiple networks on its way to its final destination. Thus, instead of having one dedicated circuit for a call, the entire network is shared. The conversation or packet of information is split into many small packets and each packet is sent down whichever path is open at that time. Packets are reassembled at the destination. Until recently, packet switching was very slow. New technology can zip packets around networks at lightning speed. Fast packet networks will make voice sound as good as, and possibly better than, the circuit-switched voice networks used currently.



     Significant improvements have occurred in the compression and transmission of voice over the Internet over the last several years. The quality of service of IP telephony is now capable of being equivalent to that of a digital cellular phone connection. IP telephony technology is evolving continuously and it is expected that further improvements will allow it to rival conventional telephony networks. The gateway equipment we deploy utilizes digital signal processing and error correction technologies for improved voice sampling and compression and reduced latency. Latency is the time spent waiting for a signal to travel from one gateway to another and it is affected by network conditions between the gateways as well as the processing time required to create the signal for transmission. These technologies enable us to provide high quality, commercial voice services with carrier grade reliability. Carrier grade reliability is determined by how often the system is operational - 99.999% availability of service.



     The business of telephone companies is to sell minutes. Blocks of minutes represent the commodity of the industry. The more minutes you can switch through your network switches, the more money you can make. For example, under traditional phone networks, a call from the suburbs to New York City will pass through switches belonging to a local provider near the suburbs, a regional provider, a national provider, a second regional provider and the local provider on the other end. Each provider benefits from the per minute charge. IP telephony provides the ability to leapfrog the middle men, creating faster and more direct service. These factors ultimately result in cheaper call cost than traditional telephone networks.






     The deregulation of the telephone industry has allowed independent companies access to the telephone market. We have proprietary rights in advanced software and hardware solutions which we believe can competitively bridge the gap between the telephone and the Internet. Our technology includes billing, management network and marketing programs. We anticipate our technology can achieve significant savings over circuit-switched voice for both domestic and international calls. The potential market for IP telephony appears to be broad.


Products


     Our products are designed at our facilities in Scottsdale, Arizona and by personnel located in Denver, Colorado. Our products are comprised of software we have designed and hardware we have configured together with components purchased from a few major suppliers.



     The keys to our IP Voice System are the gateways, incorporating carrier-grade switching capabilities, which bridge the public telephone system to the Internet. It is our goal to have at least the same if not better reliability as those systems commonly used by the large telecommunications companies such as AT&T and MCI. The core software behind the gateways is our MultiCom business management system. In combination, our products enable users to conduct real-time, full duplex, high quality two-way voice communications over the Internet. Both the gateways and MultiCom are described more specifically in the following sections.



     Gateways and Current Locations



     Gateways operate as a transporter between the incoming or access carrier and the outgoing or egress termination. The gateways can be installed in customer locations or under co-location agreement. W may construct some of our own locations.

     Our original gateway product was TrueConnect which was deployed for beta testing in Hong Kong in the first quarter of 1999 and is now installed in London, New York, Atlanta, Dallas, Phoenix, Miami and Chicago. The launch of our TrueConnect gateways followed three years of extensive research and development and field-testing.



     We have recently completed the development of our next generation of gateways which we call SuperConnect. SuperConnect provides fax and softphone capabilities as well as phone to phone calling. Softphone is software within a computer that allows the placement of calls without a telephone through the use of a microphone and speaker.



     Our newest gateway is UltraConnect which offers the same features as SuperConnect but is designed to handle a higher volume of traffic. This permits a smaller number of gateways to handle more minutes of calling time. Currently, the UltraConnect gateway is operating only in Phoenix.



     We have entered into various TruePartner and other agreements to develop markets for our gateways. Our TruePartner Master Distributors purchase our gateways and may also market our services directly or through agents. At the present time, we have the following arrangements:



     - A March 1999 TruePartner Agreement with Telco Services International, Inc. granting exclusive rights to market, advertise and sell our gateways and other products and services in Nicaragua, El Salvador, Guatemala, and Honduras. The agreement also originally included Guatemala and China but Telco has relinquished those territories. The agreement will expire in March 2001 unless renewed.



     - A March 1999 TruePartner Agreement with Billion Telecommunications Services, Ltd. granting exclusive rights to market, advertise and sell certain of our products and services in Hong Kong and Taiwan. Billion also has first right to sell in China. The first beta version gateway was delivered to Billion in Hong Kong in 1999 but is no longer in operation. The agreement will expire in March 2002 unless renewed



     - A May 1999 agreement with FirstNet Telephony, Ltd granting the exclusive right to market, advertise and sell our products and services in London and Manchester, England. FirstNet also received a first right of refusal for the remainder of the United Kingdom. FirstNet took delivery of a gateway in October 1999 and that gateway is in operation in London. The agreement will expire in May 2001 unless renewed.



     We intend to retain the rights for all domestic sites not licensed to other parties. We will set up our own switches or partner with a local twitching business and take a percentage of the minutes. We installed the gateways in New York and Los Angeles. At present, these are used primarily as demonstration sites for the sale of our products and services. Three gateways, including New York and Los Angeles, were initially financed in January 2000 through a lease from International Investment Partners (Delaware). We have since purchased the gateways for $120,000 and terminated the lease arrangement.



     Our gateways can route calls over the Internet in areas where our network is established, or use traditional phone lines when necessary or desirable.



     Software



     In order to function properly, our gateways require software support. We have developed several proprietary software products that allow us and our distributors worldwide to offer a full solution in IP telephony. These products include:



     - MultiCom. MultiCom is our telecommunications and network management system addressing multiple aspects of operating and managing a telecommunications network. It provides a low barrier of entry for our partners and alliances because it does not require special computers for access. MultiCom is our core software product and provides:



     -    complete order entry;



     -    billing;



     -    customer service;



     -    agent management; and



     -    switching network management.

     - AuditRite. This software module add-on to MultiCom allows MultiCom to read and interpret carrier-supplied data-tapes. This is a powerful tool for analyzing call patterns and finding possible errors in a vendor's billings.



     In addition to our current software products, we are developing the following:



     - TrueWeb. The Web-browser interface to MultiCom is designed to be a complete business management system available over the Internet. Included within its functions is its ability to display and interact with the user in his or her native language, including specialized alphabets. We believe the TrueWeb multi-lingual capability is unique to us. TrueWeb is being introduced in the fourth quarter of 2000.



     -    A PC Phone Application. This is a software package for softphoning.



     - Click'N Speak. This software package will allow visitor's to a business' website to establish voice communications with the business by clicking a display button at no cost to the visitor.



     Many companies entering the IP industry have concentrated on software that simply switches minutes across the network. They have not concerned themselves with how to manage the network, conduct billing and implement feature functionality. Our software applications control a variety of functions ranging from routing to billing. MultiCom and our gateways are designed to incorporate upgrades and service options as future technology develops.



     Our proprietary software includes several helpful features:



     - Real-Time Billing. Real-time billing allows the customer to secure reports on the volume of call, locations called, exact amount owed and other features.



     - Full Feature Functionality. We can add services to our software online and when requested. We can update our international network from our home base. Traditional phone companies must update each switch individually across the network at substantial cost and implementation time.



     - Effective Agent Control. A single agent can sit in front of our gateway terminal and control the operation. We can also directly access the network from our main office in the U.S. This allows us to add and service customers from our home base without the need for onsite installation.



     - Multiple Network Access. Our software can switch through multiple networks, both Internet and traditional, giving it universal application.



     - Open System Access. Our gateways employ an open system. This means the gateways can both send and receive calls from any other telephone carrier in the market.



     - Prepaid Card Availability. Our MultiCom software has built in capability that permits the use of prepaid debit card and travel calling cards.



     - System Security. We protect against pirating by randomly changing our source code for our software up to four times daily.



     Research and Development



     Research and development was substantially completed prior to the formation of the subsidiary and our acquisition of it. However, we paid a third-party for additional testing in fiscal year 1999 at a cost of about $97,000 and $28,000 in the nine months ended September 30, 2000.



     We plan to and currently conduct research and development on a continuing basis, particularly in connection with our gateways and other products. We do not expect these activities to require significant expenditures.

Additional Services



     In addition to the sale of the gateways and the licensing of our software, we plan to derive our revenues from the sale of a variety of pre-paid services:



     -    flat-rate calling plans such as Flat25, Flat5 and 4 x 4;



     -    wholesale long distance services for other international carriers;



     -    prepaid long distance calling card services;



     -    corporate long distance, fax and data networking services;



     - e-commerce communications services for businesses selling products and services over the Internet; and



     -    other telecommunications applications and services.



     Flat-Rate Calling Plans



     We currently offer a flat-rate calling plan option marketed under the name Flat25, for residential use. Flat25 allows unlimited calling between cities in which the gateways are installed for a single rate per month of $25 and an initial registration fee.



    In addition, we have designed a pre-paid, flat-rate long distance plan for calls originating from any of our gateways to be marketed under the name Flat5 which will allow calls from the gateway to anywhere in the mainland United States and Canada for $.05 per minute. The customer will receive a number to access our nearest gateway. There will be a one time registration fee of $25 and the customer may elect from three monthly pre-payment plans.



     Further, we have designed a pre-paid flat-rate long distance plan for calls originating from any of our gateways to be marketed under the name 4 x 4 which will allow calls from the gateway to anywhere in the mainland United States and Canada for $.04 per minute plus calls to up to four international countries at a 10% discounted rate. The customer will receive a number to access our nearest gateway. There will be a one time registration fee of $25 and the customer may elect from three monthly pre-payment plans.



     Wholesale Long Distance Services



     We plan to market our IP telephony services to other international long distance carriers and wholesale customers that have a need for large blocks of long distance telephone time between selected locations. Although margins at the wholesale level are lower than retail margins, the sale of blocks of long distance time to other carriers should enable us to generate revenues with only a limited number of gateways installed. We are in the process of pre-marketing our services and have identified several potential wholesale sellers of block minutes.



     Prepaid Calling Cards



     We market prepaid calling cards to persons traveling to destinations such as Mexico, Central and South America, Asia, Europe and other regions where long distance telephone calls are substantially more expensive than domestic long distance telephone calls. Through September 30, 2000, we received $114,000 in revenue from the sale of other parties' wholesale long distance service. We received $262,000 and $41,000 for the fiscal years ended December 31, 1999 and 1998 respectively from the sale of other parties' wholesale long distance service. Based upon expressions of interest, we believe that this market could produce between $10,000 and $50,000 in monthly revenue.



     A typical long distance telephone call from Mexico to Vancouver, British Columbia, made from a public payphone in Mexico can cost more than $2.00 per minute, and frequently surcharges are levied by third party credit card call processing companies located outside of Mexico. However, due to competition in North America, rates for calls from North America to Central and South America are significantly less expensive than calls made from this area to North America.



    We are marketing our pre-paid calling cards through travel agents, tourist agencies, airline ticketing offices, tour companies, car rental agencies and hotel personnel in denominations of $10, $20, $30 and $50. We plan to have an automated voice response system to enable card holders to add time to their calling cards by charging their credit card while on the phone.



     Our calling card provides instructions for the use of the IPVoice system. To place a long distance call to North America, the cardholder dials a local access number or an 800 number if an originating gateway does not exist in the local calling area and is then prompted to dial the destination number as well as the cardholder's calling card number. The call is then routed to the nearest originating gateway. After reaching the originating gateway the call is transmitted over our network to the terminating gateway or the least cost route to the destination number. Once the call reaches the terminating gateway, the call is then switched to the local telephone network and is routed to the destination number.



     Travelers making long distance calls from local calling areas which do not have originating gateways will nevertheless be able to use our calling cards. However, our operating margin will be less since these calls must be routed via an 800 number to a distant originating gateway. By establishing gateways in North America and select foreign countries, we believe we can service a large and identifiable market of travelers with cost-effective prepaid calling cards to use in placing calls to North America.



     Corporate Services



     We also plan to market services to corporate customers who need a cost-effective means of combining long distance voice, fax and video communications between their international offices. We plan to begin marketing our corporate IP telephony services in the US and Canada to businesses that operate branch offices or subsidiaries in the foreign countries in which we operate our gateways.



     E-Commerce Services



     Our software also will support "web-to-phone" and "call-me" services. Click'N Speak connections will enable the users of multimedia PCs to establish a voice conversation with the owner of the website or their designated customer service representative. We plan to introduce this new capability to web site owners and developers in those markets in which we have gateways and demand for e-commerce services is increasing. We believe that this service will contribute to the development of sales made through the Internet. Click'N Speak will provide new capabilities for customers to speak directly with sales people and reservation agents while they are online and reviewing the content of a particular web site. Click'N Speak personalizes the experience of shopping over the Internet and provides a new level of customer service.



     A PC Phone Application is our planned software for softphoning. We anticipate this software will allow users to place telephone calls to any telephone in the world using their computer and a connection to the Internet.



Marketing



     The Market



     We view IP telephony to be part of the global telecommunications industry. According to industry sources, the global telecommunications market could generate revenues in excess of $250 billion annually. According to International Data Corporation, or IDC, international switched telecommunications traffic grew from 28 billion minutes of use in 1989 to 81.8 billion minutes in 1997 and is projected to reach between approximately 128.7 and 158.6 billion minutes by 2001. Also according to IDC, in the United States, residential long distance calls represent a $67 billion dollar market. In its infancy today, the IP telephony services market is estimated to increase to $1.8 billion by the year 2001. Due to deregulation, competition has reduced rates for both business and residential calls placed within North America. However this is not the case for international calls to certain countries where higher per minute rates are common. The international telecommunications industry , in which much of our effort is focused, is growing rapidly due to:



     -    deregulation;



     -    privatization;



     -    expansion of telecommunications infrastructure;



     -    technological improvements;



     -    globalization of the world's economies; and



     -    free trade.



     Our Marketing Plan



     Our plan for marketing our products and services contains four primary elements:



     - First, will rely heavily on our TruePartner Master Distributor program and similar agreements, which include marketing elements. Under this program, a TruePartner Master Distributor can purchase and operate gateways, market our other products and services and contract with other agents to market our products and services called TruePartner Agents. A TruePartner Master Distributor serves as a liaison for us in designated territories, depending on our agreement. At the present time, we have the following agreements, which are described in greater detail under Products-Gateways and
          Location:



          - Telco Services International, Inc. for Nicaragua, El Salvador, Guatemala and Honduras;



          - Billion Telecommunications, Ltd. for Hong Kong and Taiwan with an option for China; and



          - First Net Telephony, Ltd for London and Manchester with an option for the rest of the United Kingdom.



     Ultimately, the IPVoice System needs to have customers to become profitable. In addition, to our TruePartner relationships, we have entered into arrangements for the marketing and resale of our services. We have specific marketing agreements with the following:



          - In March 1999, we entered into an agreement with Kenneth M. Brown. We granted Brown the non-exclusive right to market, advertise and sell our domestic and international calling services. As payment for these services, we must pay Brown commissions on sales of our products and services. The term of the agreement is for a period of three years.



          - In April, 1999, we entered into a marketing and advertising agreement with Net Genie, or NG, to provide marketing services to a minimum of 75,000 customers in thirty cities we designate within a twelve month period in exchange for 100,000 shares of common stock valued at $103,100 at the time. The shares must be returned if NG fails to deliver a minimum of eight cities each for a total of 75,000 customers before December 31, 1999. In addition, NG could have earned performance bonuses of: 50,000 restricted shares if eight cities are delivered within ninety days of execution; 50,000 restricted shares if fifteen cities are delivered within one hundred fifty days; and 10,000 restricted shares for each additional city thereafter before December 31, 1999 up to thirty cities. Further, NG will be granted warrants to purchase warrants to purchase 30,000 shares of restricted common stock exercisable for a period of two years at an exercise price of $2.50 per share for every block of 5,000 pre-registered customers up to 75,000 pre-registered customers in a twelve month period. We plan to renegotiate our agreement with NG this year since it has been unable to meet the incentive goals in a timely manner.



          - In April 1999, we entered into a marketing agreement with Benae to market our telephony services and to register a minimum of one hundred customers in the thirty cities in which we plan to offer telephony services within twelve months in exchange for 200,000 shares of common stock valued at $206,200. The shares are to be returned to us if the minimum is not met. We plan to renegotiate the Benae contract this year since it has been unable to meet the incentive goals in a timely manner



          - In October 2000, we entered into an agreement with Telic Communications, Inc. for traffic carriage services, including hardware cross-connect, traffic transport and termination.



          - In October 2000, we entered into a sales, marketing and business management consulting agreement with Marie Peregrim to market our services throughout Europe (excluding the United Kingdom). The term is indefinite but may be terminated by either party on thirty days notice. Payment will be 300,000 shares of our common stock, valued at $273,330.




          - In October 2000, we entered into an agreement with Blueshift Telecom, Inc. to resell our products, including residential long distance service in the forty-eight contiguous United States. The term is for one year, which is automatically renewed for one year terms unless expressly canceled.



          In addition, we have entered into a series of agency agreements for the sale of our gateways and other products and for assistance in the acquisition of wholesale minutes, co-locations and carriers. We intend to seek associations with professional agents who will help promote our products and services. None of these relationships has yet produced any significant revenues. We are currently in discussion with other potential TruePartner Master Distributors and other business relationships.



     - Second, we currently market our products and services through the Internet. The IPVoice.com web page describes our products and services and can receive and process orders. It also explains our TruePartner programs. At the present time, only a small portion of our sales are made through the Internet. We do no know if the web page will generate sufficient interest to be a significant marketing tool.



     - Third, we plan to engage reputable telemarket agencies to contact prospective customers. They are typically paid on a commission basis. We have not engaged any such firms to date. We are aware that other telecommunications companies use telemarketing extensively. We do not know if it will be an effective means of expanding the IPVoice System user base.



     - Finally, we will use our own marketing personnel for strategic marketing efforts. Both Ms. Will, our president, and Mr. Scott, our vice president for sales and marketing, have extensive experience in the communications business.



None of these marketing elements has been in place long enough for us to evaluate their long term usefulness. We believe, however, that a combination of these approaches will be sufficient to sustain us for the immediate future.



     We intend to obtain a significant market with our products. We believe that many of our current competitors lack a well-developed component to their solutions: effective data management and billing. Therefore, we also plan to market to some of our competitors as our billing and management software has the potential to communicate with other platforms. We are capable of providing the following unique features:



     - IP Telephony solutions and a mature, real-time billing system for ease of use, affordability and quality;



     -    Real-time remote access and manageability of information; and



     - IP telephony technology, Internet remote-access technology and an order-entry and invoicing system.



We have targeted international markets and support our sales efforts by participating in trade shows targeting the telecommunication industry and large businesses.



Other Key Relationships



     Our products are made from company-designed software and company-configured hardware. We also purchase materials from a few major suppliers. They include the following:






     - In order to manufacture our TrueConnect gateways, we currently rely upon an arrangement with Natural Microsystems Corporation. The relationship with NMS commenced in February 1998 and is on a purchase order basis. For each shipment ordered under an invoice, we are granted a sixty day evaluation period from the date we receive from NMS both hardware and the operating software for the gateways. Within the sixty day period, we purchase the product, or ship it back to NMS with no further obligation.



Our SuperConnect gateways use a combination of hardware from several manufacturers.



     - In November 1999, for our SuperConnect gateway, we executed a memorandum of understanding with Telic.net describing a strategic alliance under which Telic.net will provide enhanced services to us and we will acquire from Telic.net gateways at Telic.net's cost for use by our customers. Although the initial term under our agreement has expired, the parties have expressed the wish to maintain the alliance as long as it is beneficial to each of them. We retain the right to purchase hardware elsewhere. In addition, we can license certain of Telic.net's software and acquire certain source codes, Telic.net will modify our gateways to accommodate our billing system and call flow. It is intended that Telic.net will provide us with full network support to advance our timetable for full integration of our network.



     Local access/egress carriers provide us the ability to originate and terminate calls across their traditional telephone networks. In addition, we purchases wholesale minutes from them. We can acquire such services from a local Bell company or from an independent provider.



     - In June 1999, we entered into an agreement with ITG Telecom Group, Inc. for local exchange service. The term of the contract is a period of three years, although it is terminable by us earlier if ITG raises its prices twenty percent above the amounts stated in the contract. In addition, in the event we wish to purchase telecommunications services from a third party in ITG's areas of service, we must first offer to purchase like services from ITG.



     - In July 1999, we entered into a twelve-month agreement with RSL Com U.S.A., Inc. for the purchase of wholesale long distance minutes for domestic and international calls. We have not renewed this agreement and currently are operating on a month-to-month basis. We are required to purchase a minimum of 100,000 minutes per month.



     - In August 1999, we entered into an agreement with Star
Telecommunications, Inc. for telephone communications between its locations in New York and Los Angeles and the outbound to termination points around the world. The initial term was for six months with an automatically renewable month-to-month term, under which we are currently operating.



     - In August 1999, we entered into an agreement with ILD Communications, Inc. for switching services and long distance wholesale minutes. The agreement is for a term of one year and is automatically renewable unless expressly canceled. It is our intention not to renew this agreement.



     Internet bandwidth provides us with the ability to transmit and receive information utilizing IP technology.



     - In June 1999, we entered into an agreement with Level 3 Communications, LLC for wholesale bandwidths. The contract is for no defined period of time and the terms of each order are governed by both a separate customer order form, which is filled out for each individual order, as well as by the original agreement signed in June 1999.



     - In August 1999, we entered into an agreement with MCI WorldCom Technologies, Inc. for use of its UUNET network for wholesale bandwidths. The contract is for a term of three years.



     - In December 1999, we entered into an agreement with UUNET to provide hosting for our website and e-mail facilities. UUNET bills us monthly for these services. This arrangement replaces the services we previously contemplated obtaining through INS.



     - In June 2000, we entered into a co-location agreement with Intermedia Communications, Inc for space in Miami, Florida. Certain telecommunications equipment is located at this site. The term of this agreement is three years.







Competition



     Two significant barriers to entry in the traditional long distance telephone market are size with regard to a minimum efficient scale of operations and regulatory constraints which preclude smaller companies from gaining significant market share. IP telephony effectively eliminates or reduces these barriers since it is presently unregulated and enjoys economies of scope and scale by using the Internet and private IP networks as a common voice, video and data network. We believe that IP telephony can decrease barriers to entry and increase competition in the long distance industry.



     We believe that our ability to compete in the IP telephony industry successfully will depend upon a number of factors including:



     -    the pricing policies of competitors and suppliers;



     - the capacity, reliability, availability and security of the IP telephony infrastructure;



     -    marketing strategies;



     - the timing of introductions of new products and services into the industry;



     -    our ability to support existing and emerging industry standards;



     - our ability to balance network demand with the fixed expenses associated with network capacity; and



     -    industry and general economic trends.


     The market for telecommunications services is extremely competitive and there is a growing number of competitors in the IP telephony industry. There are many companies that offer business communications services and which will compete with us at some level. These include large telecommunications companies and carriers such as AT&T, MCI WorldCom and Qwest; smaller, regional resellers of telephone line access; and other existing IP telephony companies. These companies, as well as others, including manufacturers of hardware and software used in the business communications industry such as Lucent, could in the future develop products and services that could compete with our products and services on a direct basis. Many of these entities have far greater name recognition and financial and organizational resources than we have and control significant market share in their respective industry segments. There is no assurance that we will be able to successfully compete in the IP telephony industry.

     Certain large public telephone companies are positioning themselves to enter the IP telephony market to protect their dominant domestic market from competition. Many of these companies are testing other existing IP telephony gateway technology which at the present time has limited call volume capabilities. A number of companies are waiting for gateway manufacturers to introduce advanced gateways that will be able to handle larger call volumes and provide better quality and service.


     In North America considerable discounting has been experienced in recent years as competition has increased. While in many countries outside of North America local telephone companies have begun offering discounts to very large business and government customers with high call volumes, there are few discounts available for individuals or small and medium sized companies. We expect that competition in the United States will be led by carriers providing low cost but high quality IP telephony services at rates of $0.05 to $0.09 per minute. Smaller Internet service providers and new carriers are expected to focus primarily on international or niche markets.


     We believe that international markets are attractive to smaller carriers and new entrants while large carriers may be evaluating the technology and marketplace and contending with competition and deregulation in their domestic markets. With international long distance rates in many countries costing well in excess of $0.50 per minute, we believe that we can earn attractive gross profit margins while offering service at substantial discounts to currently available long distance rates.


     Although we anticipate that our primary competitors will be other IP telephony companies which offer phone-to-phone or PC phone services, they have not yet captured the international market in the manner in which we plan to pursue it with TruePartner gateway installations and pre-paid calling cards. We believe that other IP telephony companies have not introduced a full billing and back office system or integrated product offering containing corporate and e-commerce communications services as we have.






Effect of Existing or Probable Governmental Regulation on the Business



     Federal



     We have no current domestic license with the Federal Communications Commission. We use the Internet for transmission of long distance telephone calls. Presently, the FCC does not regulate companies that provide IP telephony services as common carriers or telecommunications service providers. Notwithstanding the current state of the rules, the FCC's potential jurisdiction over the Internet is broad because the Internet relies on wire and radio communications facilities and services over which these regulatory authorities have long-standing authority.



     We have requested our C-LEC and IXC status in the U.S. A C-LEC designation permits the resale of local telecommunications services and an IXC designation, which stands for InterExchange carrier, allows for the resale of long distance telecommunications services. We also have received a 214 international license from the FCC for international long distance service.



     In Canada, the Canadian Radio-Television and Telecommunication Commission determined in 1998 that IP telephony services providers must pay local contribution charges for calls terminating on local telephone networks, while those calls that originate and terminate on computers are not subject to these charges. The possibility exists that regulatory authorities may one day make a determination to apply international call termination fees or otherwise tariff IP telephony.



     We also will be required to comply with the regulations regarding the operation of our business in several foreign jurisdictions and will be subject to compliance with the requirements of the authorities of these locales regarding the establishment and operation of our business.



     State



     We are subject to varying levels of regulation in the states in which we currently anticipate providing intrastate telecommunications services. The vast majority of the states require us to apply for certification to provide intrastate telecommunications services, or at least to register or to be found exempt from regulation, before commencing intrastate service. The majority of states also require us to file and maintain detailed tariffs listing our rates for intrastate service. We have started the process of filing in every state.

     Many states also impose various reporting requirements or require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignments of carrier assets, including subscriber bases, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law and the rules, regulations and policies of the state regulatory authorities. Fines and other penalties, including the return of all monies received for intrastate traffic from residents of a state, may be imposed for such violations. In certain states, prior regulatory approval may be required for acquisitions of telecommunications operations.



     We currently are not subject to any State regulation with respect to our Internet related services. However, there can be no assurances that we will not be subject to such regulations in the future. Additionally, we are not aware of any pending legislation that would have a material adverse effect on our operations.


     As we expand our efforts we must remain attentive to relevant federal and state regulations. FCC rules prohibit switching a customer from one long distance carrier to another without the customer's consent and specify how that consent can be obtained. Most states have consumer protection laws that further define the framework within which our marketing activities must be conducted. We intend to comply fully with all laws and regulations, and the constraints of federal and state restrictions could impact the success of direct marketing efforts.





     Future Regulation



     Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as:



     -    content,



     -    privacy,



     -    access to adult content by minors,



     -    pricing,



     -    bulk e-mail,



     -    encryption standards,



     -    consumer protection,



     -    electronic commerce,



     -    taxation,



     -    copyright infringement, and



     -    other intellectual property issues.



We cannot predict the impact, if any, that future regulatory changes or developments may have on our business, financial condition, or results of operation. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could increase our operating costs, limit our ability to offer services and reduce the demand for our services.



     If, as the law in this area develops, we become liable for information carried on, stored on, or disseminated through our gateways, it may be necessary for us to take steps to reduce our exposure to this type of liability through alterations in our equipment, expanded insurance coverage or other methods. This may require us to spend significant amounts of money for new equipment or premiums and may also require us to discontinue offering certain of our products or services.



     In a report to Congress, the FCC stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. The FCC is also considering whether such Internet-based telephone service should be subject to universal service support obligations or pay carrier access charges on the same basis as traditional telecommunications companies.



     Local telephone companies assess access charges to long distance companies for the use of the local telephone network to originate and terminate long distance calls, generally on a per-minute basis. Access charges have been a matter of continuing dispute, with long distance companies complaining that the rates are substantially in excess of cost, and local telephone companies arguing that access rates are justified to subsidize lower local rates for end users and other purposes. Local and long distance companies both contend that Internet-based telephony should be subject to these charges. Since we plan to continue to install our gateways and to offer

IP telephony, we could be directly affected by these developments. We cannot predict whether these debates will cause the FCC to reconsider its current policy of not regulating Internet service providers.






     A governmental body could impose sales and other taxes on the provision of our services, which could increase the costs of doing business. A number of state and local government officials have asserted the right or indicated a willingness to impose taxes on Internet-related services and commerce, including sales, use and access taxes. No such laws have become effective to date. We cannot accurately predict whether the imposition of any such taxes would materially increase our costs of doing business or limit the services which we provide. It may be possible to pass on some of these costs to the consumer and continue to remain competitive.






     As our services are available over the Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. New legislation or the application of laws and regulations from jurisdictions in this area could have a detrimental effect upon our business.






Patents, Trademarks and Copyright



     We do not hold and have not applied for any patents.



     We have filed for service mark protection with the United States Patent and Trademark Office for the following marks:



     -    IPVoice,



     -    MultiCom,



     -    AuditRite,



     -    TrueConnect,



     -    TruePartner,



     -    4Com,



     -    ICB Connect,



     -    IP Jack (design),



     -    COMMUNICATIONS OUT OF THE BOX,



     -    IPVoice.net,



     -    IPVoice.com,



     -    FLAT5,



     -    FLAT25, and



     -    4X4.



The applications were filed between August 1998 and early 2000. To date, none of the marks has been accepted for registration. Various office actions have been issued and responses filed. We cannot predict when, if ever, registration will be granted.


Employees


     At October 31, 2000, we employed fourteen (14) persons all on a full-time basis. None of these employees are represented by a labor union for purposes of collective bargaining. We consider our relations with our employees to be satisfactory.



     We have employment agreements with Barbara Will, Harry Bowman, Brian Auchey and Michael Scott. Ms. Will, Mr. Bowman, Mr. Auchey and Mr. Scott serve as the president, executive vice president, chief financial officer and vice president, respectively.


Properties


     We maintain our executive offices in leased facilities at 7585 East Redfield Road, Suite 202, Scottsdale, Arizona 85260. We occupy approximately 6,170 square feet of space.



     The lease has a term of three years. Monthly rental payments are as follows: for the period of time from August 1, 2000 to July 31, 2001, $10,797.50, plus sales tax; for the period of time from August 1, 2001 to July 31, 2002, $11,229.40, plus sales tax; for the period of time from August 1, 2002 to July 31, 2003, $11,678.58, plus sales tax.


     Moreover, as "additional rent" under the terms of the lease, we are required to pay a percentage share of the building impositions and operating expenses. Under the lease, our percentage share of the expenses is an amount equal to (a) the amount by which, if any, the property's operating expenses exceed the annual operating expense base, plus (b) the amount by which, if any, the property's impositions exceed the annual imposition base. Our percentage share of these impositions and operating expenses is 25.29%.


     We lease a corporate apartment in Phoenix, Arizona which is used by corporate personnel. The lease is for a term of one year commencing November 1, 1999 and terminating October 31, 2000. We pay monthly rent in the amount of $866.12 plus a ratable adjustment for taxes. The lease has an automatic month to month renewal at the end of the term that extends until the landlord receives 30-day notice that the tenant intends to vacate.




Legal Proceedings


     On December 22, 1999, Peter Stazzone, our former secretary treasurer, filed a suit against us in Superior Court of the State of Arizona, County of Maricopa, No. CV 99-22828. Mr. Stazzone alleges breach of his employment contract, breach of fiduciary duty by certain advisors, tortious interference by certain advisors, and intentional and negligent misrepresentation by us. Mr. Stazzone seeks his salary, liquidated damages, the award of stock and options, interest and attorneys fees. We intend vigorously to defend such action and believe we have meritorious defenses. We filed an answer on January 18, 2000. The parties have exchanged disclosure schedules but no discovery has been undertaken.



     On December 17, 1999, Satlink 3000, doing business as Independent Network Services filed a suit against us in Superior Court of the State of Arizona, County of Maricopa, No. CV 99-22560. The INS action is seeking actual and punitive damages as a result of the rescission of our merger with INS. We intend vigorously to defend such action and believe we have meritorious defenses and counterclaims against INS. We filed a motion to dismiss on the basis that the injury claimed was that of the INS stockholders and that the suit had to be in their names, not the company name. INS conceded this point and filed an amended complaint in February 2000 listing all but one of its stockholders. We filed a reply asserting that the amended complaint fails to name all of the stockholders. The court acknowledged this deficiency and requested that the parties attempt to resolve the issue. No resolution has yet been reached. In the meantime, we have received an open extension for filing an answer.






     On April 25, 2000, Michael McKim filed a lawsuit against us in United States District Court, Western District of Kentucky, at Louisville, 3:00CV-229-H, alleging breach of employment contract and fraud. We formerly employed Mr. McKim in Kentucky as our vice president of research and development. In addition, for a period of time, Mr. McKim was a member of our board of directors. As part of his compensation, Mr. McKim was to receive 300,000 shares of common stock, followed by an additional 750,000 shares over a three-year period, subject to various limitations.



     The complaint alleges that we failed to issue the 300,000 shares to Mr. McKim, which was a breach of our employment contract with him. In addition, the complaint alleges that in failing to provide the shares to him after having represented we would, we committed fraud. We filed our answer to the complaint on June 19, 2000. In the answer, we denied the allegations. Along with our answer, we filed a counterclaim against Mr. McKim alleging that during the course of his employment, Mr. McKim engaged in intentional misrepresentation, breach of fiduciary duty and intentional interference with business relationships. We intend to vigorously defend the lawsuit, and to aggressively pursue our counterclaim.





                                   MANAGEMENT

Directors, Executive Officers and Key Employees


     The names and ages of our directors, executive officers and key employees are as follows:



                                NAME                AGE                  POSITIONS
                     --------------------------    ----     ----------------------------------
                     James K. Howson                57      Director, Chairman and Chief Executive Officer

                     Barbara Will                   47      Director, President and Chief Operating Officer

                     Russell Watson                 50      Director and Secretary

                     Anthony Welch                  31      Director

                     Harry R. Bowman                56      Executive Vice President

                     Brian Auchey                   42      Chief Financial Officer

                     Michael Scott                  29      Vice President, Sales and Marketing


     Each of our directors is elected at the annual meeting of stockholders and serves until the next annual meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No compensation is currently paid to directors for their service on the Board though the non-officer directors are reimbursed for travel and other direct expenses in attending meetings of the Board.



     James K. Howson has served as Chairman since June 1999 and as Chief Executive Officer since September 1999. Mr. Howson is an entrepreneur and has been an investor for thirty years in small businesses and start-up companies in Europe, Latin American and the United States. From 1991 to 1996, Mr. Howson was an investor in and consultant to Mid-America Venture Capital Partners, Inc., a privately held company that provided seed capital to promising young businesses. Mr. Howson was also an investor in Environmental Systems, Inc. located in Lancaster, Pennsylvania. Mr. Howson attended Roan College in London England in 1959.



     Barbara S. Will has served as a director, president and chief operating officer since March 1998. She also served as Chairman between March 1998 to June 1999. Ms. Will has over twenty years of experience in all areas of telecommunications, both domestic and international. Prior to joining us, from 1984 to 1997, Ms. Will was in a senior capacity with MCI and was responsible for signing some of the largest contracts with a carrier/reseller in MCI's history. Her extensive industry experience includes international and international private line; International 800; data; DSO, DSI, DSC, OC3; dedicated in and outbound; One-Plus; calling and debit cards; Operator Assistance; Internet; Enhanced Services; and Enhanced Network. During her time at MCI, she received numerous awards for her outstanding performance. Ms. Will attended Colorado State University for two years.



     Anthony K. Welch has served as a director since March, 1998 and was senior vice president from March 1998 to August 2000. He continues as a consultant to us. Mr. Welch is the original designer of the MultiCom, AuditRite, and TrueConnect platforms and has served as Special Consultant to various telecommunications organizations. From 1997 to 1998, Mr. Welch was involved in the our formation and the development of the MultiCom business management software. From 1991 to 1997, Mr. Welch served as Special Consultant and Project Design Leader for such organizations as Nation's Bank CS Headquarters, Frito-Lay Worldwide Headquarters, NEC America Mobile Radio/Cellular/Pager Division Headquarters, and Southwestern Bell Mobile Cellular/Pager Systems Headquarters. Mr. Welch has received numerous awards and recognition for his work in Artificial Intelligence both in military and academic circles and has applied this experience to creating technology solutions that are both intelligent and flexible. The technology behind the MultiCom system has received recognition from several telecom trade magazine publications including Computer Telephony and Telephony magazines. Mr. Welch obtained first place in the International Science competition for Artificial Intelligence at the age of 17. Mr. Welch attended the University of Mississippi and was the first freshman in the history of the college to be admitted into the artificial intelligence Ph.D. Program.



     Russell Watson has served as a director since September 1999. Mr. Watson also has served as secretary since May 2000. Currently, Mr. Watson is the business manager for Behrwood Capital Service, Inc., an investment management company which he joined in 1998. Mr. Watson also has been the secretary for Redstone Resources, Inc. since December 1999. He previously served as the vice president of Operations for Venison America, Inc., a meat processor and distributor during 1999. From 1994 to 1998, Mr. Watson was operations manager for Mid-Atlantic Snack, Inc., a snack food distributor. Mr. Watson owned and operated a snack food marketing business from 1993 to 1994. From 1974 to 1993, Mr. Watson was CFO and operations manager for Weyerhauser Company, Hardwood Division. Mr. Watson received a B.S. degree from Indiana University of Pennsylvania in 1971.



     Harry R. Bowman has served as executive vice president since November 1999. Mr. Bowman is an experienced telecommunications operations professional who was employed by AT&T from 1961 until 1995, when he retired. During his time with AT&T, Mr. Bowman held various managerial positions, last serving as manager for Creative Software, where he was responsible for sales, contracts, personnel and financials. Previously he had served as manager of Technical Services, Date Center Operations and in other management positions. After spending four years in retirement, Mr. Bowman was provided with the opportunity to join us as its executive vice president, which he accepted. Mr. Bowman holds a BS Degree in Accounting from St. Joseph's University, Philadelphia, Pennsylvania.



     Brian Auchey was appointed acting chief financial officer in July 2000 and was employed as chief financial officer in October 2000. Prior to joining us, Mr. Auchey had been vice president of Growth Capital Resources.com, LLC, or GCR, from May 2000 through September 2000 and was serving as our acting chief financial officer through an agreement with GCR. Prior to GCR, Mr. Auchey had been vice president of International Investment Partners, Ltd., a Delaware corporation, with offices in Lancaster, Pennsylvania, from December 1999 to May 2000. In that capacity, he provided financial and management consulting services for us and became familiar with our financial structure and condition. From 1998 to 1999, Mr. Auchey was a controller with Breuners Home

Furnishings Corporation, a national furniture retailer. From 1988 to 1998, he worked in the Corporate Finance Department of DENTSPLY International Inc., a worldwide manufacturer and distributor of dental and medical products. Mr. Auchey began his professional career with KPMG Peat Marwick, LLP in 1980 and spent nine years working with SEC reporting clients in the manufacturing, retail and distribution, and financial services industries. Mr. Auchey received a BS in Accounting from Bloomsburg University and has been a Certified Public Accountant since 1982.



     Michael Scott currently serves as vice president, Sales and Marketing. Prior to joining us in April 2000, Mr. Scott has held multiple positions within the sales, marketing and technical support realm. He has worked with a variety of organizations from start-up firms such as ISOsafe, Inc., to Fortune 500 companies including Ortho Clinical Diagnostics, a Johnson & Johnson Company. Mr. Scott received a BS in Mechanical Engineering from Clemson University in 1993, and is currently pursuing his MBA.


Executive Compensation


     The following table sets forth certain information concerning compensation paid to or accrued for the benefit of the CEO, chairman, president, and chief operating officer, the only executive officers whose total annual compensation has exceeded $100,000.



                           Summary Compensation Table
  ---------------------------- ------------------------------------ ----------------------------------------- -------------
                                       Annual Compensation                   Long-Term Compensation
                                                                              Awards               Payouts
                                                     Other Annual    Restricted     Securities
  Name and             Year     Salary      Bonus    Compensation       Stock       Underlying      LTIP       All Other
  Principal Position                                      (1)         Award(s)       Options       Payouts    Compensation
  ------------------- -------- ---------- ---------- -------------- -------------- ------------- ------------ -------------
  James K. Howson,     1997        0          0            0              0             0             0
  Director, CEO,
  Chairman
                       1998        0          0         $35,000           0             0             0
                       1999        0          0       $106,500(2)         0             0             0
  Anthony Welch,       1997        0          0            0              0             0             0
  Director and
  Senior Vice
  President of
  Research and
  Development (3)
                       1998     $48,000       0            0              0             0             0
                       1999    $106,956       0            0              0             0             0
  Barbara Will,        1997        0          0            0              0             0             0
  Director,
  President and
  Chief Operating
  Officer
                       1998     $48,000       0            0              0             0             0
                       1999    $106,956       0            0              0             0             0






(1) Other compensation does not include certain health and life insurance benefits paid by us on behalf of our employees.



(2) Mr. Howson was a consultant prior to becoming the Chief Executive Officer in June 1999 and continues to be paid under the consulting agreement we have with Condor which has a six year term ending in November 2003.



(3) As of September 1, 2000, Mr. Welch was no long our employee, but continues to serve as a consultant to us.



     No stock option grants were made and no stock appreciation rights were granted to any named executive officer for the fiscal year ended December 31, 1999.



     None of the executive officers owned any unexercised options as of December 31, 1999. No stock appreciation rights were exercised during such year or were outstanding at the end of that year.



     We have adopted a 2000 Executive Incentive Plan. Both Mr. Bowman and Mr. Auchey have been granted options to purchase 50,000 shares of common stock. Mr. Scott has been granted options to purchase 20,000 shares of common stock. These options will vest over a three-year period so long as the optionee remains employed by us. The exercise price of the options is $1.21 per share. Russell Watson, a director, has been granted options to purchase 20,000 shares of common stock on the same basis. Additional options may be granted in the future under the 2000 Executive Incentive Plan.

Committees


     Our bylaws authorize the establishment of committees of the board of directors. The board of directors, by resolutions, have authorized the formation of an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. We, however, has not adopted an Audit Committee charter. Usually outside directors serve on these committees. However, we only have one outside director, Mr. Watson. Prior to this offering, the board of directors has performed all the duties of these respective committees but anticipates that, following completion of the offering, it will activate those committees and assign them certain responsibilities such as designating the Compensation Committee as the administrator of the 2000 Executive Incentive Plan.


Limitation of Liability and Indemnification Matters


     Our articles of incorporation provide that no director shall have personal liability to us any of our stockholders for monetary damages for breach of any duty as a director or officers involving any act or omission of any such director or officer. Such a provision, however, under Nevada law, cannot eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of the law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of the Nevada Revised Statutes or, (v) for any transactions from which the director derived an improper personal benefit. Our bylaws provide for indemnification of officers and directors pursuant to Nevada law.


Compliance with Section 16 of the Securities Exchange Act of 1934


     Section 16(a) of the Exchange Act requires our directors and officers and persons who beneficially own more than ten percent of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. Officers, directors and greater-than-ten percent stockholders are required by the SEC regulation to furnish us with copies of all Section 16(a) reports they filed. To our knowledge, based solely on review of the copies of such reports, if any, furnished to us certain stockholders, officers and directors have not filed their reports under Section 16(a).


Employment Agreements


     We have employment agreements with Barbara Will, Harry Bowman, Brian Auchey and Michael Scott, who respectively act as our president, senior vice president, executive vice president and vice president, sales and marketing.


     The agreement with Ms. Will is for a period ending January 1, 2003. Her base salary is $150,000 per year and she is eligible for bonuses of up to 5 times her base salary upon achieving certain performance goals. No bonuses were paid in 1999, the first full year of the agreement. During a portion of 1999 and 2000, because of cash flow considerations, Ms. Will voluntarily reduced her base salary to a rate of $90,000 per year. She is also entitled to an automobile allowance and other benefits within the general benefit programs provided to all employees.

     After the initial term, the agreement renews automatically on a year-to-year basis unless we or she gives notice of termination at least 180 days prior to the next renewal date. Additionally, either of us may terminate without cause upon 60 days' written notice and for cause upon immediately effective written notice. If Ms. Will is terminated other than for cause, death or disability or if she terminates for good reason, she is entitled to a lump sum payment equal to (i) all unpaid salary and bonuses for any prior years, (ii) the remaining unpaid base salary for the year, (iii) the maximum potential bonuses for the current year, (iv) an extra bonus equal to 3 times her annual base salary, and (v) any contributions that would have been made by us to any employee pension or profit sharing plans. Additionally, she would receive ongoing benefits for up to two years and outplacement assistance.





     The agreement with Mr. Bowman is for a term ending November 22, 2001. It does not renew automatically. His minimum base salary is $78,000 per year but has been voluntarily reduced to $70,000. Mr. Bowman is a resident of Pennsylvania but is required to spend at least 3 weeks each month at the corporate headquarters in Arizona. We provide travel expenses to Pennsylvania 12 times per year. He also receives an automobile allowance and a subsistence allowance while in Arizona. He participates in other benefit programs made available to all employees. Mr. Bowman is also a participant in the 2000 Executive Incentive Plan and has been awarded options to purchase 50,000 shares of common stock at an exercise price of $1.21 per share. The options vest over the next three years.



     The agreement with Mr. Auchey is for an indefinite term. His base salary is $75,000. He participates in benefits programs made available to all employees. Mr. Auchey is also a participant in the 2000 Executive Incentive Plan and has been awarded options to purchase 50,000 shares of common stock at an exercise price of $1.21 per share. The options vest over the next three years.



     The agreement with Mr. Scott is for an indefinite term and may be terminated by either us or Mr. Scott upon 30 days' written notice. His base salary is $85,000 but has been voluntarily reduced to $70,000. He participates in benefits programs made available to all employees. Mr. Scott is also a participant in the 2000 Executive Incentive Plan and has been awarded options to purchase 20,000 shares of common stock at an exercise price of $1.21 per share. The options vest over the next three years.


Stock Option Plan


     On December 9, 1999, our stockholders adopted the 2000 Executive Incentive Plan, or the option plan, under which 1,000,000 shares of common stock are reserved. The option plan took effect on January 1, 2000 and terminates on December 31, 2005. Under the option plan, options can be granted to select employees, officers, executives, directors and consultant and advisors. It is intended that all options be granted at fair market value on a particular date determined by our Compensation and Option Committee which currently is made up of James Howson, director and Chief Executive Officer and Russell Watson, director; however, a lesser price may be set by this committee. The exercise period for the options is determined by the committee but cannot exceed six years. Pursuant to the terms of the approved option plan, the board of directors is authorized to alter, amend or modify the option plan under certain conditions. The board of directors approved a modified option plan on February 28, 2000 that maintains the key features of the approved plan as required. As of July 31, 2000, options to purchase 355,000 shares at an exercise price of $1.21 per share have been granted to 9 employees, including Mr. Bowman, Mr. Auchey, and Mr. Scott, and to Mr. Watson, a director.



     Options granted under the option plan may qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and become exercisable in accordance with the terms approved at the time of grant. Options may be granted to any employee, including employees who are also officers or directors, selected by the board of directors in its discretion.





              SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT


     The following table sets forth certain information regarding beneficial ownership of our common stock as of October 31, 2000, by (i) each person who is known to own beneficially more than 5% of the outstanding shares common stock,
(ii) each of our directors and executive officers, and (iii) all directors and executive officers as a group. The information is determined in accordance with Rule 13d-3 under the Exchange Act based upon information furnished by the persons listed or contained in filings made by them with the SEC. Under this rule, a person is deemed to own beneficially the number of shares issuable upon exercise of options, warrants or convertible securities it holds that are exercisable within 60 days. Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants that are held by such person, but not those held by any other person, and which are exercisable within 60 days have been exercised.


                                                                                                PERCENTAGE OF CLASS
                   NAME AND ADDRESS OF                                SHARES BENEFICIALLY          BENEFICIALLY
                   BENEFICIAL OWNER(1)          TITLE OF CLASS               OWNED                   OWNED(2)
             ------------------------------     --------------    -------------------------     -------------------
             Barbara S. Will                        Common                3,000,000                    16.16%

             Condor Worldwide, Ltd.                 Common                3,000,000(3)                 16.16%

             Anthony K. Welch                       Common                2,706,523                    14.58%

             International Investment               Common                1,486,000                     8.00%
             Partners,
             Ltd., an Irish Corporation

             Officers and Directors as a            Common                8,706,523                    46.89%
             group

----------


(1) Such persons have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table. The address of all stockholders, other than International Investment Partners, Ltd., is c/o IPVoice.com, Inc., 7585 East Redfield Road, Suite 202, Scottsdale, Arizona 85260. The address of International Investment Partners, Ltd. is 428 Bay Street, Nassau, Bahamas.



(2) Assumes no exercise of certain outstanding warrants and options held by others, rights held by employees to acquire up to an aggregate of 305,000 shares and the issuance of approximately 6,986,000 shares upon the exercise by the selling stockholders of the warrants and other rights to acquire shares of common stock.


(3) These shares are owned of record by Condor Worldwide, Ltd. of which Mr. James K. Howson is principal owner.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS





     In November 1997, prior to its acquisition by us, the subsidiary entered into a consulting agreement with Condor Worldwide, Inc., in which Condor agreed to provide certain sales, marketing and public relations services in exchange for 600,000 shares of our subsidiary's common stock to be issued upon listing of the subsidiary's stock on the OTC Bulletin Board. Such shares were never issued and the agreement was amended in July 1998 deleting the issuance of such shares. The consulting agreement was modified in March 2000 to disclaim all interest in the shares. The term of the Agreement was for a period of six years and is still in effect. James K. Howson, our Chairman and CEO, serves as the Chairman and CEO of Condor and he is the beneficial owner of Condor. The contract initially provided for a cash fee of $150,000 per year. Effective September 1999, Condor agreed to reduce its consulting fees to the rate of $90,000 per year.



     In March 1998, the parent, or IPVoice.com, Inc., then known as Nova Enterprises, Inc., entered into a share exchange agreement with the subsidiary, or IPVoice Communications, a Delaware corporation, and its stockholders in which the parent issued 9,000,000 shares of its common stock to the subsidiary's stockholders for all of the subsidiary's outstanding capital stock, which then became a wholly-owned subsidiary of the parent. In connection with the agreement, we entered into employment agreements with Barbara Will, our current Chief Operating Officer and president and a director and with Anthony Welch, designer of our proprietary software, who currently serves as the senior vice-president of Research and Development and a director. As part of the exchange, Ms. Will, Mr. Welch and Condor each received 3,000,000 shares of common stock. James K. Howson, our Chairman and Chief Executive Officer, is the beneficial owner of Condor.



     In October 1998, we executed a consulting agreement with International Investment Partners, Ltd., an Irish corporation, or IIP Ireland. IIP Ireland owns approximately 8.00% of our outstanding common stock and is a selling stockholder. The consulting agreement memorializes an oral agreement made in March 1998, to provide financial, consulting and advisory services over a three-year period in exchange for the issuance of 350,000 shares of common stock at an agreed value of $35,000, the grant of warrants to purchase an additional 1,600,000 shares of the common stock exercisable without time limitation at an exercise price of $0.06 per share, the grant of warrants to purchase an additional 350,000 shares of common stock exercisable without time limitation at an exercise price of $3.90 per share and, in consideration of $100 cash, the grant of warrants to purchase up to 5% of our common stock on a fully-diluted basis at a price of $1.00 per share. In addition, the agreement required us to pay a monthly fee of $4,000 from September 1998 through March 1999, $6,000 from April 1999 through March 2000 and $8,000 from April through the end of the agreement.



     In January 1999, IIP Ireland received 93,760 shares of common stock in lieu of payment for $14,064 in services under the consulting agreement. IIP Ireland exercised its warrant to purchase 1,600,000 shares in April 1999 at an exercise price of $96,000. As to the warrant to purchase up to 5% of our common stock, in January through April 14, 2000, IIP Ireland purchased 506,000 shares of common stock at an exercise price of $506,000. IIP Ireland retained the right to purchase additional shares until the full 5% on a fully-diluted basis had been acquired. Effective May 31, 2000, we and IIP Ireland agreed to terminate the consulting agreement under terms which excused IIP Ireland from providing any further services and discontinued our obligation to make the monthly payments for such services. In addition, IIP Ireland agreed to exchange both outstanding warrants and terminate the agreement for 700,000 shares of common stock.



     At December 31, 1998, we owed Ms. Will $34,268 for reimbursement of expenses paid on our behalf. During the year ended December 31, 1998, we owed two of our stockholders, Condor and IIP Ireland, $20,564 for consulting services. Total consulting fees incurred to these stockholders during the year ended December 31, 1998 amounted to $31,096. During 1998, additional consulting fees of $35,000 were paid to Mr. Howson. There were no outstanding amounts owed respective to these fees as of December 31, 1998. During the year ended December 31, 1998, IIP Ireland advanced funds totally $24,750 for payment of general operating expenses which was repaid in fiscal 1999.



     From December 1998 through January 1999, we sold 896,665 shares of its common stock to eight investors for $134,500 including 166,667 shares sold to IIP Ireland for $25,000.



     In February 1999, we entered into an agreement with IIP Delaware. We granted IIP Delaware the non-exclusive right to market, advertise and sell our domestic and international calling services. Brian Auchey, our Acting Chief Financial Officer, was vice president of IIP Delaware until May 2000 when he joined Growth Capital Resources.com, LLC of Lancaster, Pennsylvania. The agreement was terminated.



     On April 7, 1999, we entered into a share exchange agreement with Satlink 3000, doing business as Independent Network Services. We exchanged 250,000 shares of our Redeemable Convertible preferred stock valued at $500,000 for all of the outstanding capital stock of INS. The Redeemable Convertible preferred stock contained 1 for 1 conversion rights after one year and was redeemable at $2.00 per share. The president of INS, Peter M. Stazzone, remained as the president of INS. At the time of the exchange Mr. Stazzone became our Secretary, Treasurer and Chief Financial Officer under an employment agreement. Also at the time of the exchange, Mr. Stazzone received 50,000 shares of the Redeemable Convertible preferred stock. Pursuant to an employment agreement, Mr. Stazzone received 200,000 shares of common stock, a bonus of 100,000 shares of common stock deemed earned on the date of the share exchange agreement, but to be delivered on the earlier of (i) the first anniversary date of his employment, or
(ii) Mr. Stazzone's termination, and options to purchase an additional 200,000 shares of common stock exercisable for a period of three years at an exercise price of $1.00 per share.



     In connection with the exchange, INS and Mr. Stazzone represented that INS had acquired certain assets, including the rights to the INS name, from the Bankruptcy Court in the Chapter 11 filing of Telsave. Mr. Stazzone had been the Chief Financial Officer of Telsave at the time the bankruptcy was filed and the Bankruptcy Court was provided with disclosure of his involvement with INS prior to the Court's approval of the sale of certain Telsave assets to INS. At the time of the acquisition of INS, we believed that it was acquiring the rights to the "10-10-460" CIC Code. The purchase price was based in part upon an appraisal of the value of the CIC Code which is loaded in approximately 60% of the domestic market. However, during the course of our audit for 1999, it was discovered that clear title may not have passed to INS and subsequently to us. Therefore, our Board determined that, in the event clear title had not passed to us, it would be in our best interest to rescind the transaction. We sought a legal opinion on the status of such title and were advised that there was no clear link between the ownership of the CIC Code and INS. Therefore the Board voted to rescind the transaction, to rescind the Redeemable preferred stock, common stock and warrant issuances made under the acquisition and the employment agreement and to terminate Mr. Stazzone's employment. The matter is now the subject of litigation between us and INS and Mr. Stazzone.



     On December 9, 1999, the stockholders adopted its 2000 Executive Incentive Plan under which 1,000,000 shares of common stock are reserved for grants under the plan. The plan took effect on January 1, 2000 and terminates on December 31, 2005. Under the plan, options can be granted to select employees, officers, executives, directors and consultants and advisors. It is intended that options will generally be exercisable at fair market value determined at issuance by the Compensation and Option Committee which is made up of James Howson, director and Chief Executive Officer, and Russell Watson, director. However, a lesser price may be set by this committee. The exercise period for the options is determined by the committee but cannot exceed six years. Pursuant to the terms of the approved plan, the board of directors is authorized to alter, amend or modify the plan under certain conditions. The board of directors approved a modified plan on February 28, 2000 that maintains the key features of the approved plan as required, and has now granted options for 355,000 shares to 9 employees, including Mr. Bowman, Mr. Auchey, and Mr. Scott, and to one director, Mr. Watson.



     At December 31, 1999, we owed Mr. Howson and Ms. Will $17,363 and $40 respectively. During the year ended December 31, 1999, we owed IIP Ireland and Behrwood Capital $40,000 and $896 respectively. Total consulting fees paid to IIP Ireland during the year amounted to $131,000. Total consulting fees paid to Condor and Mr. Bowman were $106,500 and $30,000 respectively. Mr. Bowman received consulting fees prior to becoming an officer. During 1999, we purchased for cash approximately $14,000 of furniture and fixtures from Ms. Will at the fair market value.



     In January 2000, we entered into a three year equipment lease with IIP Delaware. IIP Delaware purchased three gateways from Telic.net for installation in New York and Los Angeles. We paid IIP Delaware $120,000 to purchase the gateways and terminate this agreement. Brian Auchey, our Chief Financial Officer, was vice president of IIP Delaware.



     On May 5, 2000, Barbara S. Will, Anthony K. Welch and James K. Howson, in their individual capacities, and IPVoice Communications, Inc. and Condor Worldwide Ltd., assigned to us all of the intellectual property in MultiCom Business Management Software, a telecommunications software program, which uses an Internet interface with the public telephone system and provides real time billing, administration and control of the long distance telephone calls, including any and all modifications and future improvements. Barbara S. Will, Anthony K. Welch, and James K. Howson constitute three of the four members of our Board of Directors. James K. Howson is the Chairman and CEO of Condor.

     On June 1, 2000, we entered into a financial and business management consulting agreement with GCR. GCR was compensated on an hourly basis, plus out-of-pocket expenses, for time spent by its staff in providing services to us. We designated Brian Auchey, a vice president of GCR, as our acting chief financial officer. He devoted such time to our affairs as was deemed commensurate with that responsibility. GCR was paid $175 per hour, subject to certain adjustments, for Mr. Auchey's services.



     On August 2, 2000, we entered into a TruePartner Master Distributor Agreement and TruePartner Master Agent Marketing Agreement with GCR. Under these agreements, GCR is granted nonexclusive rights to market and sell the IPVoice equipment and services and is paid percentage of sales of equipment and services. Brian Auchey, our chief financial officer, was a vice president of GCR until October 2000.



     On September 1, 2000, we entered into a research development and technical consulting contract with Anthony Welch. Under this agreement, Mr. Welch will provide programming, training, development and technical consulting services for $7,500 per month. The term is indefinite but may be terminated by either party with thirty days notice. Prior to September 2000, Mr. Welch was our employee. That employment agreement was terminated.



                              SELLING STOCKHOLDERS


     The following list of selling stockholders includes: (i) the number of shares of common stock currently beneficially owned by each selling stockholder;
(ii) the number of shares being offered for resale by this prospectus by each selling stockholder; and (iii) the number and percentage of shares of common stock to be held by each selling stockholder after the completion of this offering, assuming all offered shares are sold.



     Except as otherwise indicated in the footnotes to such table, no selling stockholder has been an officer, director or employee of ours for the past three years. The registration of the shares does not necessarily mean that the selling stockholders will sell all or any of the shares.



     The selling stockholders provided us with all information with respect to their share ownership. Because the selling stockholders may sell all or part of their shares, we are unable to estimate the number of shares that will be held by any selling stockholders by the termination of any offering. In addition, beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.



                                                                                        SHARES HELD AFTER OFFERING(2)
                                                                           NUMBER OF
                      BENEFICIAL OWNER(1)           CURRENT OWNERSHIP    SHARES OFFERED    SHARES        PERCENTAGE
              ----------------------------------    -----------------    --------------   --------      ------------
              Augustine Fund, L.P. (7)                  3,442,902(3)(4)   3,442,902(5)          0            *%
              The Shaar Fund Ltd. (8)                   3,442,902(3)(4)   3,442,902(5)          0            *%
              International Investment Partners,
              Ltd.,
                an Irish Corporation (9)                1,486,000         1,312,240       173,760            *%
              Delano Group Securities, LLC (10)           100,000(4)        100,000             0            *%
              Jeffrey E. S. Packer(6)                      75,000            75,000             0            *%
              McGinn Smith & Co. Inc. (11)                 10,000            10,000             0            *%
              Raleigh D. Buckmaster                        18,291             9,375         8,916            *%
              Robert R. Buckmaster Residual Trust          36,123             9,375        26,748            *%
              (12)



----------
*    Less than one percent


(1) Unless otherwise noted, we believe that all persons named have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them, subject to community property laws, where applicable.



(2) Assumes no exercise of outstanding warrants held by other stockholders or options held by employees and directors, but gives effect to the maximum conversion of the Series B preferred stock and exercise of all outstanding warrants held by the selling stockholders.



(3) Assumes the Series B preferred stock conversion price is $.81 per share of common stock and that the selling stockholder converts 1,250 shares of Series B preferred stock, receives shares of common stock in payment of two years of dividends on the Series B preferred stock, and exercises fully the right to purchase additional shares of common stock at the time the Series B preferred stock is converted.



(4) Assumes the warrant exercise price is $2.136 per share and that the selling stockholder fully exercises its warrants.



(5) Depending on the actual conversion price of the Series B Stock, the number of shares offered will be adjusted but will not be less than 1,371,174 shares for this selling stockholder. The terms of the registration rights agreement require us to register 200% of the estimated maximum number of shares.



(6) Dr. Packer also holds 100 shares of Senior Convertible Stock which in the event of a default in our payment of a promissory note for $99,600 held by him, would entitle him to convert those shares into the number of shares of common stock which would then be equal to approximately 4.35% of the issued and outstanding common stock on a fully diluted basis. Payments on the promissory note are current and no conversion right has accrued.



(7) Augustine Fund, L.P. is an Illinois limited partnership and Augustine Capital Management LLC is its general partner. Augustine Fund, L.P. is owned by numerous accredited investors.



(8) The Shaar Fund Ltd., a British Virgin Islands corporation, is an investment company for whom Shaar Advisory Services N.V., serves as the investment advisor.



(9) International Investment Partners, Ltd., an Irish corporation, or IIP Ireland, is beneficially owned by Jeremy Feakins, who also is the beneficial owner of GCR, formerly known as IIP Delaware.



(10) Delano Group Securities, LLC is a Delaware limited liability company and a registered broker dealer.



(11) McGinn Smith & Co. Inc. is a New York corporation and a registered broker dealer.



(12) The sole beneficiary of the trust is Grace Buckmaster.


                            DESCRIPTION OF SECURITIES

     The following summary of certain provisions of our capital stock is subject to, and qualified in its entirety by, the provisions of our Articles of Incorporation, as amended, and our Bylaws that are referenced as exhibits to this Registration Statement and by provisions of applicable law.


Common Stock



     We are authorized to issue up to 50,000,000 shares of common stock, $.001 par value. As of the date of this prospectus, there were 18,566,384 shares of common stock outstanding, held of record by 102 stockholders. Except as may be provided to holders of certain series of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. We have not paid any dividends to date on our common stock. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding senior securities, subject to the rights of holders of preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding shares of common stock are, and the shares of common stock offered as part of this registration statement will be, when issued, validly issued, fully paid and nonassessable. The holders of common stock are entitled to one vote for each share held of same on each matter submitted to a vote of stockholders.


Preferred Stock


     We are presently authorized to issue up to 10,000,000 shares of preferred stock, $.001 par value per share. Such preferred stock may be issued in one or more series, on such terms and with such rights, preferences and designations as our board of directors may determine except to the extent set forth in our articles of incorporation. The preferred stock may be issued without action by stockholders. As of July 25, 2000, there were 2,700 shares of preferred stock outstanding held by 5 stockholders of record. Currently, we have outstanding shares for two series of preferred stock. Any future issuance of preferred stock could adversely affect the rights of the holders of common stock, and therefore reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets, to a third-party, which would preserve control by the present owners.



Senior Convertible Preferred Stock



     Initially, 1,150 shares of Senior preferred stock were issued as part of an offering of units between February and May 1999. Each unit consisted of 25 shares of Senior preferred stock, a promissory note for $24,900 and a warrant to purchase 18,750 shares of common stock at an exercise price of $.9875 per share. The Senior preferred stock represented security for the payment of the promissory notes. They provided that so long as all the shares remained outstanding, in the event of default in the payment of the promissory notes which is not seasonably cured, all Senior preferred stock would convert into a number of shares of common stock which, immediately after issuance, would equal 51% of the issued and outstanding shares of common stock including all warrants and options to purchase common stock. We also agreed, upon default, to call a special stockholders meeting to provide the new common stock owners the opportunity to elect a majority of the board of directors from among persons nominated by the holders of the promissory notes.



     The Senior preferred stock is redeemable at no cost at the time that each promissory note is fully paid. Upon redemption of each promissory note, the 51% conversion right reduces proportionately. In a tender offer which concluded on May 19, 2000, we redeemed 950 shares of Senior preferred stock, which reduced the conversion right from 51% to approximately 8.87% of the issued and outstanding common stock on a fully diluted basis. We are current on all payments due on the promissory notes and do not intend to allow a default to occur with respect to their payment.



     The Senior preferred stock shares have no voting rights and do not pay dividends.



Series B Convertible Preferred Stock



     The 2,500 outstanding shares of Series B preferred stock were issued at a price of $1,000 per share and carry a 7 1/2 % dividend payable at the time the shares are converted into common stock or are redeemed. Conversion may occur any time after the earlier of (i) the effective registration or the common stock or
(ii) 180 days after the issuance of the Series B preferred stock. The dividend is payable in cash or, at our option, in additional shares of common stock at the then applicable conversion price. The conversion price is the lower of (i) 110% of the lowest bid price of the common stock on the OTC Bulletin Board for the 5 trading days prior to the issuance of the Series B preferred stock, or
(ii) 75% of the average of the three lowest closing bid prices during the 30 consecutive trading days prior to the conversion of the Series B preferred stock to shares of common stock. When the Series B preferred stock was issued on May 22, 2000, the effective conversion price, based on 110% of the lowest bid price during the 5 preceding trading days would have been $1.96 per share of common stock. This is the maximum conversion price for the Series B preferred stock. It is possible that the alternative conversion price, based up prices during the 30 days prior to actual conversion, will be less, resulting in the issuance of a greater number of shares of common stock upon conversion. The Series B preferred stock may also be converted in part from time to time which could result in a variety of actual conversion prices. The holders of the Series B preferred stock also have the right to purchase, at the time of conversion, one additional share of common stock for each share of common stock acquired upon conversion. If this option is exercised, the stockholder will pay the applicable conversion price, in cash, for each additional share acquired pursuant to this right.



     We have the right to redeem the Series B preferred stock prior to its conversion upon paying $1,275 per share of Series B preferred stock plus all accrued and unpaid dividends. The redemption must be paid in cash.



     Holders of the Series B preferred stock have no voting rights except in the event of a proposed amendment to our articles of incorporation that would affect their rights.



     Holders of the Series B preferred stock also received a total of 250,000 warrants to purchase common stock which are described below under "Warrants."



     In connection with the issuance of the Series B preferred stock, we agreed to register the common stock which is issuable upon conversion of the Series B preferred stock, including sufficient shares to cover the shares which may be issued as dividends, shares that may be issued should the right to acquire additional shares be exercised, and shares issuable upon exercise of their warrants. This commitment is the primary reason for this registration.



Redeemable Convertible Preferred Stock

     In connection with the share exchange with Satlink 3000, we issued 300,000 shares of Redeemable Stock to the stockholders of Satlink 300. The Redeemable Stock is convertible into shares of common stock on a one-for-one basis beginning April 7, 2000. The Redeemable Stock may be redeemed by the holder at a price of $2.00 per share. Subsequent to the closing of that transaction, we learned that material representations made to induce us to enter into the share exchange were untrue. The board of directors undertook to rescind the transaction and cancel the shares of Redeemable Stock. We do not deem the Redeemable Stock to be outstanding at this time. The recipients of the Redeemable Stock are contesting this action and have filed suit to retain the Redeemable Stock. The status of that matter is described more fully under "Business - Legal Proceedings."


Warrants


     We have issued warrants to purchase shares of common stock in a variety of transactions. Generally, warrants may be exercised by surrendering the warrant agreement to the transfer agent together with the exercise price. Warrants may be exercised in whole or in part from time to time until they expire or have been fully exercised. Several previously issued warrants have been exercised or have expired. As of October 31, 2000, warrant holders holding unexercised warrants had a right to acquire 546,875 shares of common stock. Included within this total are the following:



- Warrants for 350,000 shares issued in connection with the sale of the Series B preferred stock. These are exercisable at a price of $2.136 per share, subject to adjustment in certain events, and will expire, if not previously exercised, on May 22, 2005. The shares of common stock issuable upon exercise of these warrants are included in this registration statement.



- Warrants for 196,875 shares issued in connection with our offering of units in 1999. These are exercisable at a price of $.9875 per share and will expire, if not previously exercised, between May 11 and May 17, 2001.


Options


     In addition to the right granted to the holders of Series B preferred stock, to acquire additional shares of common stock upon conversion of the Series B preferred stock, described above, we have granted options to 9 employees and one director to purchase a total of 355,000 shares of common stock pursuant to our 2000 Executive Incentive Plan. One-third of these options will vest on July 25 in each of the years 2001, 2002 and 2003. The exercise price is $1.21 which was the average between the closing bid and asked prices of our common stock on the date of issuance.



     In April 1999, in connection with the share exchange with Satlink 3000, we issued to Peter Stazzone options to purchase 200,000 shares of common stock at an exercise price of $1.00 per share. These options were exercisable for a period of three years. Subsequent to the closing of that transaction, we learned that material representations made to induce us to enter into the share exchange were untrue. The board of directors undertook to rescind the transaction and cancel the options issued to Mr. Stazzone along with 300,000 shares of common stock also issued to Mr. Stazzone. We do not deem the options or shares to be outstanding at the present time. Mr. Stazzone is contesting this action and has filed suit to retain the options as well as the common stock. The status of that matter is described more fully under Business - Legal Proceedings.


Registration Rights


     All of the shares offered in connection with this registration were issued in transactions in which the securities being issued, whether common stock, preferred stock or warrants, were restricted securities and granting registration rights to the purchasers of those securities. In most instances, the registration rights are piggyback rights which only require us to include the shares for registration if we are otherwise undertaking the filing of a registration statement. Those piggyback rights generally require only that we register the number of shares beneficially held by the selling stockholder.



     However, in connection with the issuance of the Series B preferred stock, we agreed that we would register on behalf of those selling stockholders the greater of (i) 3,000,000 shares of common stock, or (ii) the number of shares equal to 200% of the shares issuable upon conversion of the Series B preferred stock, payment of the Series B preferred stock dividends in shares of common stock, exercise of the right to acquire additional shares of common stock, and exercise of the warrants held by the Series B preferred stock stockholders. Because the number of shares issuable to the holders of the Series B preferred stock will vary with the market price of our common stock, we agreed that we would determine the number of shares to be registered on the assumption that they would all have been issued at the conversion or exercise price on the day this Registration Statement was filed. On that basis, 13,771,605 shares have been included in this registration for the holders of the Series B preferred stock.

Penny Stock


     The Securities and Exchange Commission has adopted Rule 15g-9 which established the definition of a penny stock, for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:
(i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.


Shares Eligible for Future Sale


     Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock being sold by the selling stockholders, may be resold without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act.



     Approximately 9,503,000 outstanding shares of common stock not included in this offering are restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.


Transfer Agent


     The transfer agent and registrar for the common stock is Interwest Transfer Co., Inc. which is located at 1981 E. Murray Holladay Road, Suite 100, Salt Lake City, UT 84117, telephone (801) 272-9294, facsimile (801) 277-3147. We serve as our own transfer agent for the preferred stock.


                              PLAN OF DISTRIBUTION


     The selling stockholders may from time to time sell all or a portion of the common stock offered by the selling stockholders in transactions at prevailing market prices on the OTC Bulletin Board, in privately negotiated transactions at negotiated prices, or in a combination of such methods of sale. The selling stockholders may sell the securities offered in this registration statement to purchasers directly or may from time to time offer the securities through dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the securities for whom they may act as agent. The selling stockholders and any persons who participate in the sale of the securities offered in this registration statement may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions paid or discounts or concessions allowed to any person and any profits received on resale of the securities offered may be deemed to be underwriting compensation under the Securities Act.



     In order to comply with the securities laws of certain states, if applicable, the securities offered will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from any registration or qualification requirement is available and the requirements therefore have been satisfied.



     We will receive no proceeds from the sale by the selling stockholders of the securities offered. However, we will receive cash payments from the selling stockholders to the extent they exercise their warrants or rights to purchase additional shares of common stock prior to selling the resulting shares. All of the expenses incurred in connection with the registration of the securities offered will be paid by us, except for compensation of brokers or dealers and any transfer fees incurred in connection with the sale of the securities by the selling stockholders, which compensation and fees will be paid by the selling stockholders.



     There can be no assurance that the selling stockholders will sell all or any of the securities offered by them. To the extent required, the specific securities to be sold by the selling stockholders in connection with a particular offer will be set forth in an accompanying prospectus supplement. Before offers and sales of securities are made by the selling stockholders: (a) to the extent the securities are sold at a fixed price or by option at a price other than the prevailing market price, the prospectus will be amended to set forth such price, and (b) if the compensation paid to brokers or dealers is other than usual and customary discounts, concessions or commissions, this prospectus will be amended to set forth the terms of the transaction.


                                  LEGAL MATTERS


     The validity of the shares of common stock offered will be passed upon for us by Jennings, Strouss & Salmon, P.L.C., Phoenix, Arizona.


                                     EXPERTS


     Our audited financial statements as of December 31, 1999 and the related statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 1999 and 1998, included elsewhere in this prospectus, have been so included in reliance on the report of Durland & Company, CPAs, P.A., Palm Beach, Florida, independent certified public accountants, given on the authority of such firm as experts in auditing and accounting.



                             ADDITIONAL INFORMATION



We have voluntarily elected to be a reporting company. Beginning January 1, 2000, we have or intend to regularly file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at the following locations:



-        Main Public Reference Room
         450 Fifth Street, N.W.
         Washington, D.C. 20549



-        Regional Public Reference Room
         75 Park Place, 14th Floor
         New York, New York 10007



-        Regional Public Reference Room
         Northwestern Atrium Center
         500 West Madison Street, Suite 1400
         Chicago, Illinois 60661-2511



You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at (800) SEC-0330.



We are required to file these documents with the SEC electronically. You can access the electronic versions of these filings on the Internet at the SEC's web site, located at http://www.sec.gov.

We have included this prospectus in our registration statement that we filed with the SEC. The registration statement provides additional information that we are not required to include in the prospectus. You can receive a copy of the entire registration statement as described above. Although this prospectus describes the material terms of certain contracts, agreements and other documents filed as exhibits to the registration statement, you should read the exhibits for a more complete description of the document or matter involved.

                          INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report ..............................................  F-2

Consolidated Balance Sheets ...............................................  F-3

Consolidated Statements of Operations .....................................  F-4

Consolidated Statements of Stockholders' Equity (Deficiency) ..............  F-5

Consolidated Statements of Cash Flows .....................................  F-6

Notes to Consolidated Financial Statements ................................  F-7

                         [DURLAND & COMPANY LETTERHEAD]

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

The Board of Directors and Stockholders
IPVoice.com, Inc.
(A Development Stage Enterprise)
Phoenix, Arizona

We have reviewed the accompanying balance sheet of IPVoice.com, Inc. as of September 30, 2000, and the related statements of income, retained earnings, and cash flows for the nine months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of IPVoice.com, Inc.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based upon our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

                                        /s/ Durland & Company, CPAs, P.A.
                                            Durland & Company, CPAs, P.A.

Palm Beach, Florida
October 31, 2000

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
IPVoice.com, Inc.
(A Development Stage Enterprise)
Phoenix, Arizona

We have audited the accompanying consolidated balance sheet of IPVoice.com, Inc., a development stage enterprise, (the "Company") as of December 31, 1999 and the related consolidated statements of operations, stockholders' deficiency and cash flows for the two years ended December 31, 1999 and from February 19, 1997 (Inception) through December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and the results of their operations and their cash flows for the two years ended December 31, 1999 and from February 19, 1997 (Inception) through December 31, 1999, in conformity with generally accepted accounting principles.






                                                   Durland & Company, CPAs, P.A.
Palm Beach, Florida
March 7, 2000, except
Paragraph 2 of Note 6, as to which
the date is August 9, 2000

                                IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                           CONSOLIDATED BALANCE SHEETS

                                                                                   December 31,     September 30,
                                                                                       1999             2000
                                                                                   ------------      -----------
                                                                                                     (unaudited)
                                  ASSETS
CURRENT ASSETS
    Cash                                                                            $    98,592      $   689,896
    Certificate of deposit - restricted                                                  25,205           25,308
    Accounts receivable                                                                 108,100           14,550
    Inventory                                                                             7,586                0
    Prepaid expenses and deposits                                                        16,865          105,547
                                                                                    -----------      -----------
            Total current assets                                                        256,348          835,301
                                                                                    -----------      -----------
PROPERTY AND EQUIPMENT
    Computer equipment                                                                  369,619          730,043
    Office equipment                                                                     19,019           50,454
    Furniture and fixtures                                                               29,445           47,740
                                                                                    -----------      -----------
                Subtotal property and equipment                                         418,083          828,237
          Less accumulated depreciation                                                 (40,528)        (139,167)
                                                                                    -----------      -----------
            Total property and equipment                                                377,555          689,070
                                                                                    -----------      -----------
OTHER ASSETS
    Intangible assets                                                                         0          199,972
                                                                                    -----------      -----------
            Total other assets                                                                0          199,972
                                                                                    -----------      -----------

Total Assets                                                                        $   633,903      $ 1,724,343
                                                                                    ===========      ===========

             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
    Accounts payable and accrued expenses
       Trade                                                                        $   326,524      $   211,623
       Officer                                                                           17,403           17,683
       Related party                                                                     40,896           23,825
    Accrued payroll taxes                                                                 1,005                0
    Accrued dividends                                                                         0           67,188
    Accrued interest - stockholders                                                      12,690            6,000
    Deferred revenue                                                                      7,821                0
                                                                                    -----------      -----------
            Total current liabilities                                                   406,339          326,319
                                                                                    -----------      -----------
LONG-TERM LIABILITIES
    Notes payable                                                                     1,145,400          385,950
                                                                                    -----------      -----------
            Total long-term liabilities                                               1,145,400          385,950
                                                                                    -----------      -----------
Total Liabilities                                                                     1,551,739          712,269
                                                                                    -----------      -----------

STOCKHOLDERS' EQUITY (DEFICIENCY)
    Senior convertible preferred stock, $0.001 par value, authorized
      10,000,000 shares; Series A, 1,150 and 200 issued and outstanding
      shares, Series B, 0 and 2,500 issued and outstanding shares                             1                3
    Common stock, $0.001 par value, authorized 50,000,000 shares;
      16,422,758 and 18,566,384 issued and outstanding shares                            16,423           18,566
    Additional paid-in capital                                                        1,570,240        5,579,719
    Beneficial conversion feature discount                                                    0          833,333
    Deficit accumulated during the development stage                                 (2,504,500)      (5,419,547)
                                                                                    -----------      -----------
            Total stockholders' equity (deficiency)                                    (917,836)       1,012,074
                                                                                    -----------      -----------
Total Liabilities and Stockholders' Equity (Deficiency)                             $   633,903      $ 1,724,343
                                                                                    ===========      ===========

     The accompanying notes are an integral part of the financial statements

                                IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                                   Period from
                                                                                     Nine Months Ended          February 19, 1997
                                               Year Ended December 31,                 September 30,               (Inception)
                                           ------------------------------      -------------------------------        through
                                                 1999              1998              2000              1999     September 30, 2000
                                           ------------      ------------      ------------      ------------   ------------------
                                                                               (unaudited)        (unaudited)       (unaudited)
NET SALES                                  $    321,279      $     41,254      $    114,193      $     50,700       $   476,726
COST OF SALES                                   305,434                 0           105,746            49,140           411,180
                                           ------------      ------------      ------------      ------------       -----------
    Gross profit                                 15,845            41,254             8,447             1,560            65,546
                                           ------------      ------------      ------------      ------------       -----------

OPERATING EXPENSES
  Compensation
   Officers                                     340,896           140,076           277,759           273,495           762,112
   Other                                         78,522            37,715           182,770            58,024           295,626
   Consulting                                   470,765                 0           649,077                 0         1,165,192
   Consulting - related party                   267,564            91,096           430,225           565,517           752,516
  General and administrative                    605,749           275,709           563,714           524,915         1,445,172
  Research and development                       97,403                 0            28,160                 0           125,563
  Organization expense - related party                0                 0                 0                 0            14,000
  Depreciation and amortization                  36,185             4,343            98,639             8,723           139,167
                                           ------------      ------------      ------------      ------------       -----------
    Total operating expenses                  1,897,084           548,939         2,230,344         1,430,674         4,699,348
                                           ------------      ------------      ------------      ------------       -----------
Loss from operations                         (1,881,239)         (507,685)       (2,221,897)       (1,429,114)       (4,633,802)
                                           ------------      ------------      ------------      ------------       -----------

OTHER INCOME (EXPENSE)
  Interest expense                              (64,387)                0           (56,750)          (38,128)         (121,137)
  Interest income                                20,324                 0            37,268            17,130            57,592
  Write-off of receivable                       (48,532)                0                 0                 0           (48,532)
                                           ------------      ------------      ------------      ------------       -----------
    Total other income (expense)                (92,595)                0           (19,482)          (20,998)         (112,077)
                                           ------------      ------------      ------------      ------------       -----------
Net loss                                   $ (1,973,834)     $   (507,685)     $ (2,241,379)     $ (1,450,112)      $(4,745,879)
                                           ============      ============      ============      ============       ===========
Loss per common share                      $      (0.13)     $      (0.04)     $      (0.13)     $     (0.10)
                                           ============      ============      ============      ===========

Number weighted average common shares
outstanding                                  15,413,751        11,620,451      $ 17,815,927      $15,248,436
                                           ============      ============      ============      ===========

     The accompanying notes are an integral part of the financial statements

                                IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                                                                                     Deficit
                                                                                                                     Accum.
                                                                Par Value                                 Bene.      During
                                        Number of Shares    ------------------      Add'l     Stock       Conv.        the
                                      --------------------  Preferred   Common     Paid-in     Subs.     Feature       Dev.
                                      Preferred     Common    Stock     Stock      Capital      Rec.     Discount     Stage
                                      ---------     ------  --------   -------     -------    ------     --------  -----------
BEGINNING BALANCE,
February 19, 1997 (Inception)                0           0  $     0   $      0  $        0  $       0    $      0  $         0

2/97 - founder's serv. ($0.001/sh.)          0   9,000,000        0      9,000           0          0           0            0
397 - cash ($0.01/sh.)                       0   1,400,000        0      1,400      12,600   (12,274)                        0
Net loss                                     0           0        0          0           0          0           0      (22,981)
                                         -----  ----------       --   --------  ----------   --------    --------  -----------

BALANCE, December 31, 1997                   0  10,400,000        0     10,400      12,600   (12,274)           0      (22,981)

3/19 - donated-rel. party
  ($0.001/sh.)                               0  (9,000,000)       0     (9,000)      9,000          0           0            0
3/19 - acquisition ($0.001/sh.)              0   9,000,000        0      9,000      (9,000)         0           0            0
3/20 - cash received                         0           0        0          0           0     12,274           0            0
2nd qtr. - cash ($1.00/sh.)                  0     144,000        0        144     143,856          0           0            0
3rd qtr. - cash ($1.00/sh.)                  0      10,000        0         10       9,990          0           0            0
3rd qtr. - cash ($0.75/sh.)                  0      53,333        0         53      39,947          0           0            0
3rd qtr. - cash ($0.50/sh.)                  0      20,000        0         20       9,980          0           0            0
3rd qtr. - cash ($0.25/sh.)                  0     100,000        0        100      24,900          0           0            0
3rd qtr. - cash ($0.10/sh.)                  0     627,000        0        627      62,073   (62,700)           0            0
3rd qtr. - services ($0.10/sh.)              0     473,000        0        473      46,827          0           0            0
4th qtr. - cash ($0.15/sh.)                  0     396,666        0        397      59,103          0           0            0
4th qtr. - services ($0.15/sh.)              0     275,000        0        275      40,975          0           0            0
4th qtr. - cash ($0.19/sh.)                  0      80,000        0         80      14,920          0           0            0
Net loss                                     0           0        0          0           0          0           0     (507,685)
                                         -----  ----------       --   --------  ----------   --------    --------  -----------

BALANCE, December 31, 1998                   0  12,578,999        0     12,579     465,171    (62,700)          0     (530,666)

1st qtr. - cash ($0.22/sh.)                  0     687,499        0        687     149,313          0           0            0
1st qtr. - services ($0.87/sh.)              0     493,760        0        494     429,070          0           0            0
2nd qtr. - cash received                     0           0        0          0           0     60,000           0            0
2nd qtr. - cash ($4.00/sh.)              1,150           0        1          0       4,599          0           0            0
2nd qtr. - cash ($0.15/sh.)                  0   2,005,000        0      2,005     293,995          0           0            0
3rd qtr. - cash ($0.40/sh.)                  0     437,500        0        438     174,562          0           0            0
3rd qtr. - cash received                     0           0        0          0           0      2,700           0            0
3rd qtr. - services ($1.00/sh.)              0      10,000        0         10       9,990          0           0            0
4th qtr. - services ($0.21/sh.)              0     210,000        0        210      43,540          0           0            0
Net loss                                     0           0        0          0           0          0           0   (1,973,834)
                                         -----  ----------       --   --------  ----------   --------    --------   -----------

BALANCE, December 31, 1999               1,150  16,422,758        1     16,423   1,570,240          0           0   (2,504,500)

1st qtr. - cash ($1.00/sh.)                  0     386,000        0        386     385,614          0           0            0
1st qtr. - cash ($.99/sh.)                   0      75,000        0         75      73,988          0           0            0
1st qtr. - services/deposits
  ($2.92/sh.)                                0     250,000        0        250     730,528          0           0            0
1st qtr. - services ($2.92/sh.)              0      50,000        0         50     145,950          0           0            0
2nd qtr. - conversion due to tender
  offer                                  (950)     543,876       (1)       544     678,208          0           0            0
2nd qtr. - issuance of Series B -
  cash                                   2,500           0        3          0   1,251,035          0     833,333            0
2nd qtr. - cash ($1.00/sh.)                  0     120,000        0        120     119,880          0           0            0
2nd qtr. - cash ($0.99/sh.)                  0      18,750        0         18      18,496          0           0            0
3rd qtr. - issuance of shares for
  warrant                                    0     700,000        0        700       (700)          0           0            0
Series B preferred stock dividend            0           0        0          0     606,480          0           0     (673,668)
Net loss                                     0           0        0          0           0          0               (2,241,379)
                                         -----  ----------       --   --------  ----------   --------    --------  -----------

ENDING BALANCE, September 30, 2000
(unaudited)                              2,700  18,566,384       $3   $ 18,566  $5,579,719   $      0    $833,333  $(5,419,547)
                                         =====  ==========       ==   ========  ==========   ========    ========  ===========




                                             Total
                                         Stockholders'
                                             Equity
                                          (Deficiency)
                                         -------------
BEGINNING BALANCE,
February 19, 1997 (Inception)              $        0

2/97 - founder's serv. ($0.001/sh.)             9,000
397 - cash ($0.01/sh.)                          1,726
Net loss                                      (22,981)
                                          -----------

BALANCE, December 31, 1997                    (12,255)

3/19 - donated-rel. party
  ($0.001/sh.)                                      0
3/19 - acquisition ($0.001/sh.)                     0
3/20 - cash received                           12,274
2nd qtr. - cash ($1.00/sh.)                   144,000
3rd qtr. - cash ($1.00/sh.)                    10,000
3rd qtr. - cash ($0.75/sh.)                    40,000
3rd qtr. - cash ($0.50/sh.)                    10,000
3rd qtr. - cash ($0.25/sh.)                    25,000
3rd qtr. - cash ($0.10/sh.)                         0
3rd qtr. - services ($0.10/sh.)                47,300
4th qtr. - cash ($0.15/sh.)                    59,500
4th qtr. - services ($0.15/sh.)                41,250
4th qtr. - cash ($0.19/sh.)                    15,000
Net loss                                     (507,685)
                                          -----------

BALANCE, December 31, 1998                   (115,616)

1st qtr. - cash ($0.22/sh.)                   150,000
1st qtr. - services ($0.87/sh.)               429,564
2nd qtr. - cash received                       60,000
2nd qtr. - cash ($4.00/sh.)                     4,600
2nd qtr. - cash ($0.15/sh.)                   296,000
3rd qtr. - cash ($0.40/sh.)                   175,000
3rd qtr. - cash received                        2,700
3rd qtr. - services ($1.00/sh.)                10,000
4th qtr. - services ($0.21/sh.)                43,750
Net loss                                   (1,973,834)
                                          -----------

BALANCE, December 31, 1999                   (917,836)

1st qtr. - cash ($1.00/sh.)                   386,000
1st qtr. - cash ($.99/sh.)                     74,063
1st qtr. - services/deposits
  ($2.92/sh.)                                 730,778
1st qtr. - services ($2.92/sh.)               146,000
2nd qtr. - conversion due to tender
  offer                                       678,751
2nd qtr. - issuance of Series B -
  cash                                      2,084,371
2nd qtr. - cash ($1.00/sh.)                   120,000
2nd qtr. - cash ($0.99/sh.)                    18,514
3rd qtr. - issuance of shares for
  warrant                                           0
Series B preferred stock dividend             (67,188)
Net loss                                   (2,241,379)
                                          -----------

ENDING BALANCE, September 30, 2000
(unaudited)                               $ 1,012,074
                                          ===========


     The accompanying notes are an integral part of the financial statements

                               IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                    Period from
                                                                                       Nine Months Ended         February 19, 1997
                                                         Year Ended December 31,          September 30,             (Inception)
                                                        --------------------------  -------------------------          through
                                                            1999           1998          2000         1999      September 30, 2000
                                                        -----------      ---------  -----------  ------------   ------------------
                                                                                    (unaudited)   (unaudited)         (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                $(1,973,834)     $(507,685) $(2,241,379)  $(1,408,116)        $(4,745,879)
Adjustments to reconcile net loss to net cash used by
operating activities:
  Stock issued for services/deposits - related party         34,064         88,550      730,778             0             862,392
  Stock issued for services - other                         449,250              0      146,000       439,564             595,250
  Depreciation                                               36,185          4,343       98,639         8,723             139,167
  Interest credited to certificate of deposit                  (205)             0      (1,252)             0              (1,457)
Changes in operating assets and liabilities
  (Increase) decrease in inventory                           (7,586)      (152,980)       7,586      (106,341)                  0
  (Increase) decrease in accounts receivable               (108,100)             0       93,550       (64,784)            (14,550)
  (Increase) decrease in prepaid expenses and deposits      (16,865)             0      (88,682)            0            (105,547)
  Increase (decrease) in accounts payable - trade           134,707        191,817     (114,901)      (46,119)            211,623
  Increase (decrease) in accounts payable - officers        (16,865)        34,268          280      (15,547)              17,683
  Increase (decrease) in accounts payable - related
    party                                                    20,332          6,564      (17,071)       (3,896)             23,825
  Increase (decrease) in deferred revenue                     7,821              0       (7,821)            0                   0
  Increase (decrease) in accrued payroll taxes              (34,725)        35,730       (1,005)      (35,730)                  0
  Increase (decrease) in accrued interest                    12,690              0       (6,690)       11,784               6,000
                                                         ----------       --------   ----------    ----------          ----------
Net cash used by operating activities                    (1,463,131)      (299,393)  (1,401,968)   (1,220,462)         (3,011,493)
                                                         ----------       --------   ----------    ----------          ----------

CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase certificate of deposit                           (25,000)             0      (25,000)            0             (50,000)
  Maturity of certificate of deposit                              0              0       26,149             0              26,149
  Purchase of property and equipment                       (223,135)       (41,968)    (410,154)      (47,006)           (828,237)
  Purchase of intangibles                                         0              0     (199,972)            0            (199,972)
                                                         ----------       --------   ----------    ----------          ----------
Net cash used by investing activities                      (248,135)       (41,968)    (608,977)      (47,006)         (1,052,060)
                                                         ----------       --------   ----------    ----------          ----------

CASH FLOW FROM FINANCING ACTIVITIES:
  Proceeds from shareholder advance                               0         24,750            0             0              24,750
  Proceeds from notes payable                             1,145,400              0            0     1,145,400           1,145,400
  Common stock issued for cash                              621,000        303,500      598,577       446,000           1,524,803
  Professional services in connection with Tender
    Offer                                                         0              0      (80,699)            0             (80,699)
  Repayment of shareholder advances                         (24,750)             0            0       (24,750)            (24,750)
  Preferred stock issued for cash, net of expenses            4,600              0    2,084,371         4,600           2,088,971
  Proceeds from stock subscription receivable                62,700         12,274            0       237,700              74,974
                                                         ----------       --------   ----------    ----------          ----------
Net cash provided by financing activities                 1,808,950        340,524    2,602,249     1,808,950           4,753,449
                                                         ----------       --------   ----------    ----------          ----------
Net increase (decrease) in cash                              97,684           (837)     591,304       541,482             689,896
CASH, beginning of period                                       908          1,745       98,592           908                   0
                                                         ----------       --------   ----------    ----------          ----------
CASH, end of period                                         $98,592           $908     $689,896      $542,390             689,896
                                                         ==========       ========   ==========    ==========          ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid in cash                                       $51,697             $0      $63,440            $0            $115,137
                                                         ==========       ========   ==========    ==========          ==========
NON-CASH FINANCING ACTIVITIES:
  Conversion of debt to common stock due to Tender               $0             $0     $759,450            $0            $759,450
    Offer                                                        $0             $0     $759,450            $0            $759,450
                                                         ==========       ========   ==========    ==========          ==========
  Series B preferred stock dividend                              $0             $0     $673,668            $0            $673,668
                                                         ==========       ========   ==========    ==========          ==========
  Issuance of common stock for warrants                          $0             $0           $0            $0                $700
                                                         ==========       ========   ==========    ==========          ==========
  Stock subscription receivable                                  $0       $(62,700)          $0            $0            $(74,974)
                                                         ==========       ========   ==========    ==========          ==========
  Donated capital - related party                                $0         $9,000           $0            $0              $9,000
                                                         ==========       ========   ==========    ==========          ==========
  Inventory transferred to property and equipment          $152,980             $0           $0            $0            $152,980
                                                         ==========       ========   ==========    ==========          ==========

     The accompanying notes are an integral part of the financial statements

                               IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information with regard to the nine-month period ending September 30, 2000 and
                               1999 is unaudited)


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

     THE COMPANY IPVoice.com, Inc., (the "Company"), is a Nevada chartered development stage corporation which conducts business from its headquarters in Phoenix, Arizona. The Company was incorporated on February 19, 1997 as Nova Enterprises, Inc., and changed its name to IPVoice Communications, Inc. in March 1998, and to IPVoice.com, Inc. in April 1999. The company is principally involved in the internet telephone industry. The Company is in the development stage. Although the Company has received revenue, it is not yet considered material to its intended operations. The Company has received limited operating revenues and will continue to incur expenses during its development, possibly in excess of revenue.

     The following summarize the more significant accounting and reporting policies and practices of the Company:

     a) USE OF ESTIMATES The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition, and revenues and expenses for the year then ended. Actual results may differ from those estimates.

     b) SIGNIFICANT ACQUISITION In March 1998, IPVoice.com, Inc., a Nevada corporation, acquired 100% of the issued and outstanding shares of the common stock of IPVoice Communications, Inc., a Delaware corporation, in a reverse merger, which was accounted for as a reorganization of the Delaware company.

     c) PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of IPVoice.com, Inc. and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated.

     d) NET LOSS PER SHARE Basic net loss per weighted average common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period.

     e) STOCK COMPENSATION FOR SERVICES RENDERED The Company issues shares of common stock in exchange for services rendered. The costs of the services are valued according to generally accepted accounting principles and have been charged to operations.

     f) INVENTORY Inventory consists of unused telephone time related to the prepaid calling cards sold. The Company receives transaction reports by activated PIN codes from the long distance provider.

     g) PROPERTY AND EQUIPMENT All property and equipment is recorded at cost and depreciated over their estimated useful lives, generally three, five and seven years, using the straight-line method. Upon sale or retirement, the costs and related accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is included in the results of operations. Repairs and maintenance charges which do not increase the useful lives of the assets are charged to operations as incurred.

     h) REVENUE RECOGNITION The Company currently has two revenue streams:
     i) prepaid telephone calling cards and 2) the sale of its "Gateways". The Company recognizes revenue on the prepaid telephone cards based upon actual usage, as provided by the service provider in reports detailing usage by activated PIN codes. Since the Company requires payment in full by the wholesaler upon PIN code activation, in blocks, the amount received by the Company in excess of that reported by the provider is classified as deferred revenue. Revenue from the

                                IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED)

     h) REVENUE RECOGNITION (CONTINUED) sale of the Company's "Gateways" is recognized upon acceptance of the equipment by the purchaser. Although the accounting for the two revenue streams is different, they are both part of the Company's single line of business.

     i) RESEARCH AND DEVELOPMENT Research and development costs are expensed in the period incurred.

     j) INTANGIBLES In the second quarter of 2000, the Company engaged a law firm for the preparation and filing of the required applications and tariffs with the state regulatory authorities in 48 continental United States, Hawaii, and District of Columbia and FCC at an estimated total cost of $240,000. Through September 30, 2000, the Company recorded expenditures of $199,972.

     k) INTERIM FINANCIAL INFORMATION The financial statements for the nine months ended September 30, 2000 and 1999 are unaudited and include all adjustments, which in the opinion of management are necessary for fair presentation, and such adjustments are of a normal and recurring nature. The results for the nine months are not indicative of a full year result.

(2) STOCKHOLDERS' EQUITY The Company has authorized 50,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock. Rights and privileges of the preferred stock are to be determined by the Board of Directors prior to issuance. The Company had 18,566,384 and 16,422,758 shares of common stock issued and outstanding at September 30, 2000 and December 31, 1999, respectively. The Company had 200 and 1,150 shares of Series A preferred stock issued and outstanding at September 30, 2000 and December 31, 1999, respectively. The Company had 2,500 and 0 shares of Series B preferred stock issued and outstanding at September 30, 2000 and December 31, 1999, respectively. In February 1997, the Company issued 9,000,000 shares to its founder for services rendered to the Company valued at par value, or $9,000. In March 1997, the Company completed a Regulation D Rule 504 Placement for 1,400,000 shares in exchange for $14,000 cash.

     In March 1998, a majority shareholder donated 9,000,000 shares of common stock to the Company. 9,000,000 shares were simultaneously issued for the acquisition of IPVoice Communications, Inc., a Delaware corporation, Note
     (1)(b). During the second quarter of 1998, the Company issued 144,000 shares of common stock for $144,000 in cash. The Company issued 473,000 shares of common stock for services rendered, valued at the current market rate of $47,300, during the third quarter of 1998. Also during the third quarter, the Company issued 183,333 shares of common stock for $85,000 in cash, and 627,000 shares of common stock for a subscription receivable of $62,700. In the fourth quarter of 1998, the Company issued 275,000 shares of common stock for services rendered, valued at the current market rate of $41,250. In the same quarter, 476,666 shares of common stock were issued for $121,800 in cash.

     In January 1999, the Company issued 93,760 shares of common stock in exchange for services, valued at $14,064. In January and February 1999, the Company issued 499,999 shares of common stock in exchange for $75,000 in cash. In March 1999, the Company issued 187,500 shares of common stock for $75,000 in cash. These issuances were to then current stockholders. In March 1999, the Company issued 400,000 shares of common stock for services, valued at the current market rate of $415,000, to three previously unrelated entities.

                                IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(2) STOCKHOLDERS' EQUITY (CONTINUED) In April 1999, the Company issued 250,000 shares of common stock to an existing stockholder for $100,000 cash. In April 1999, an existing stockholder exercised a warrant for 155,000 shares of common stock by tendering $100,000 cash. In April 1999, an existing stockholder exercised a warrant for 1,600,000 shares of common stock by tendering $96,000 in cash. In the second quarter, the Company completed a Regulation D Rule 506 Private Placement for units, which included the issuance of 1,150 shares of senior convertible (Series A) preferred stock in exchange for $4,600 in cash. These senior convertible (Series A) preferred shares, as a group, were convertible into common shares equaling 51% of the issued and outstanding common shares after conversion, in the event of an uncured default of the notes payable.

     In July 1999, the Company discovered that it had failed to issue and record 10,000 shares of common stock in exchange for legal services, valued at $10,000 in 1997, as originally contracted. These shares were recorded in July 1999. In August 1999, the Company issued 437,500 shares of common stock for $175,000 cash. All common stock shares issued in exchange for cash, except the two warrant exercises, were subscribed for in January 1999. In November 1999, the Company issued 10,000 shares of common stock in exchange for services valued at $23,750. In December 1999, the Company discovered that it had failed to issue and record 200,000 shares of common stock for services valued at $20,000, which had been contracted for in October 1998, and were recorded in December 1999.

     In first quarter 2000, an existing shareholder exercised warrants for 386,000 shares of common stock for $386,000 cash. In the first quarter 2000, an existing 506 investor exercised his warrants for 75,000 shares of common stock by tendering $74,063 cash. In the first quarter, the Company issued 300,000 shares of common stock for services/deposits, valued at the current market rate of $876,778, to two entities, one related party ($730,778) and the other unrelated ($146,000).

     In the second quarter 2000, an existing shareholder exercised warrants for 120,000 shares of common stock for $120,000 cash. In the second quarter 2000, an existing 506 investor exercised his warrants for 18,750 shares of common stock by tendering $18,514 cash.

     In the second quarter 2000, the Company made a Tender Offer to the senior convertible (Series A) preferred stockholders who were given the option of:
     (1) converting all of the units into 17,832 shares of common stock, (2) converting a portion of the units to shares of common stock and amend the notes, or (3) retain the units and not to agree to the offer. As a result of the Tender Offer, the Company issued 543,876 shares of common stock in exchange for the cancellation of 950 shares of Series A preferred stock and $759,450 of debt.

     During the second quarter of 2000, the Company received $2,084,371, net of expenses of $415,629, from the issuance of 2,500 shares of convertible Series B preferred stock with a 7.5% dividend rate. At the election of the shareholders, the Series B preferred stock may be converted into shares of common stock by dividing the purchase price by the conversion price. The conversion price equals the lesser of: (1) 110% of the lowest closing bid price for the common stock for the five trading days prior to the date of issuance, or (2) 75% of the average of the three lowest closing bid price for the common stock for the thirty consecutive trading days preceding the conversion date. The Company has recorded a beneficial conversion feature discount on the issuance of convertible Series B preferred stock in the amount of $833,333 in accordance with EITF Topic D-60. Based on the Series B preferred stockholders' agreement, the Company is recording the Series B preferred stock dividend over 180 days from May 22, 2000. Also, on the conversion date, the Series B preferred stockholders have an option to acquire up to $2,500,000 of common stock at the conversion price.

                                IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) STOCKHOLDERS' EQUITY (CONTINUED) The Company is currently evaluating the financial statement effects of this option. Furthermore, in accordance with the Series B preferred stockholders' agreement, the Company issued 350,000 warrants to purchase common stock at an exercise price of $2.136 per share.

     In July 2000, the Company and International Investment Partners Ltd. (IIP) agreed to terminate the consulting agreement, effective May 31, 2000, under terms which excused IIP from providing any further services and discontinued the Company's obligation to make the monthly payments for such services. In addition, IIP agreed to exchange both outstanding warrants for 700,000 shares of common stock.

(3) INCOME TAXES Deferred income taxes (benefits) are provided for certain income and expenses which are recognized in different periods for tax and financial reporting purposes. The Company had net operating loss carry-forwards for income tax purposes of approximately $4,746,000, which expire beginning December 31, 2117. There may be certain limitations on the Company's ability to utilize the loss carry-forwards in the event of a change of control resulting from the conversion of the senior convertible preferred stock, should that occur.

     The amount recorded as a deferred tax asset, cumulative as of September 30, 2000, is $1,898,000, which represents the amount of tax benefits of the loss carry-forwards. The Company has established a valuation allowance for this deferred tax asset of $1,898,000, as the Company has no history of profitable operations.

     The significant components of the net deferred tax asset are:

                                                    December 31, 1999    September 30, 2000
                                                   ------------------    --------------------
                                                                            (unaudited)
                         Net operating losses      $ 1,002,000           $ 1,898,000
                         Valuation allowance        (1,002,000)           (1,898,000)
                                                   -------------------   --------------------
                         Net deferred tax asset    $         0           $         0
                                                   ==========================================

(4) RELATED PARTIES At September 30, 2000, the Company owed two of its officers $17,683 for reimbursement of expenses paid on behalf of the Company. This amount is represented in Accounts payable - officer. At September 30, 2000, the Company owed a shareholder $23,825 for consulting services performed on behalf of the Company. This amount is represented in Accounts payable - related party. Total consulting fees incurred to a shareholder during the nine months amounted to $347,800. Consulting fees in the amount of $82,425 were paid to an officer during the nine months ended September 30, 2000.

     At December 31, 1999, the Company owed two of its officers $17,403 for reimbursement of expenses paid on behalf of the Company. This amount is represented in Accounts payable - officer. At December 31, 1999, the Company owed two of its shareholders $40,896 for consulting services performed on behalf of the Company. This amount is represented in Accounts payable - related party. Total consulting fees incurred to a shareholder during the year amounts to $131,064. Consulting fees in the amount of $136,500 were paid to two officers, $30,000 of which was paid to one officer prior to his election. During 1999, the Company purchased for cash approximately $14,000 of furniture and fixtures from an officer of the Company at the fair market value.

     During the year ended December 31, 1998, one of the Company's shareholders advanced funds totaling $24,750 for payment of general operating expenses. This amount was repaid in 1999.

                               IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(5) SIGNIFICANT ACQUISITION On April 7, 1999, the Company acquired all of the issued and outstanding common stock of SatLink 3000, Inc., d/b/a Independent Network Services, a Nevada Corporation (INS). The Company issued 250,000 shares of redeemable convertible preferred shares. Each share is convertible, on or after one year after Closing, into one share of the Company's common stock or, at the shareholders' option, redeemable by the Company at a price of $2 per share, giving a total valuation of $500,000 to this transaction.

     During the course of the audit of the Sat Link 3000, Inc. 1998 financial statements, certain information was disclosed to the Company. Based upon this information, the Board of Directors elected, on October 29, 1999, to rescind the acquisition transaction ab initio and nullify the above-mentioned agreements with the President and Chief Executive Officer of SatLink 3000, Inc. These transactions were unwound and, accordingly, have not been given any accounting recognition in the accompanying financial statements, except for the assumption of an office space lease and the writeoff of a receivable of $48,532.

(6) PRIVATE OFFERING OF SECURITIES During the second quarter of 1999, the Company raised $1,150,000 through the issuance of forty-six investment units in the amount of $25,000. Each unit consisted of a two-year note in the principal amount of $24,900, with a maturity of June 3, 2001, with interest payable quarterly at 9% per annum; a warrant for 18,750 shares of common stock of the Company; and twenty-five senior convertible (Series A) preferred shares. These preferred shares, as a group, were convertible into common shares equaling 51% of the issued and outstanding common shares after conversion, in the event of an uncured default of the notes payable. The note payable maturity can be extended for two additional years at the option of the Company, with no consideration to the unit holders. During the second quarter of 2000, the Company completed a Tender Offer, which reduced the debt from $1,145,400 to $385,950 and canceled 950 shares of senior convertible (Series A) preferred stock.

     During the second quarter of 2000, the Company received $2,084,371, net of expenses of $415,629, from the issuance of 2,500 shares of convertible Series B preferred stock with a 7.5% dividend rate. At the election of the shareholders, the Series B preferred stock may be converted into shares of common stock by dividing the purchase price by the conversion price. The conversion price equals the lesser of: 1) 110% of the lowest closing bid price for the common stock for the five trading days prior to the date of issuance, or 2) 75% of the average of the three lowest closing bid price for the common stock for the thirty consecutive trading days preceding the conversion date. Also, on the conversion date, the Series B preferred stockholders have an option to acquire up to $2,500,000 of common stock at the conversion price. Furthermore, in accordance with the Series B preferred stockholders' agreement, the Company issued 350,000 warrants to purchase common stock at an exercise price of $2.136 per share.

(7) RESTRICTED CERTIFICATE OF DEPOSIT In October 1999, the Company purchased a $25,000 one-year Certificate of Deposit (CD), which bears interest at the rate of 4.89%. The Company has pledged this CD as collateral to a Letter of Credit in the amount of $25,000 issued in favor of the supplier of prepaid telephone card services as a guarantee of payment. This contract was canceled in July 2000 and the restriction on the CD was released. In June 2000, the Company purchased a $25,000 one-year CD, which bears interest at the rate of 4.89%. The Company has pledged this CD as collateral to a Letter of Credit in the amount of $25,000 issued in favor of the co-location, PRI lines and Internet connections.

                                IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(8)  COMMITMENTS AND CONTINGENCIES

     a) CONSULTING AGREEMENTS - RELATED PARTIES In December 1997, the Company entered into a consulting agreement with a previously unrelated company controlled by the present Chairman of the Board of Directors of the Company. This agreement, as amended, called for the payment of $5,000 per month for six years. This agreement was subsequently amended by verbal agreement, increasing the payment to $12,500 per month and in September 1999, reduced to $7,500 per month. The Company is obligated to pay a total of $125,000 in 2000, $150,000 in 2001 and $137,500 in 2002. In September
     2000, the Company entered into a consulting agreement with the former Senior Vice President and current Director. In 2000, the Company paid $7,500 under this agreement, which may be terminated at any time on thirty days' notice.

     In October 1998, the Company entered into a consulting agreement with a previously unrelated party. This agreement called for the issuance of 350,000 shares of common stock valued at $35,000, an option for 1,600,000 shares of common stock at an exercise price of $0.06 per share, an option for 350,000 shares of common stock at an exercise price of $3.90 per share, a five-year warrant for common stock shares equal to five per cent of the then issued and outstanding common stock at exercise with a strike price of $1.00 per share and consulting fees for a 30 month period, beginning in September 1998, in the amounts of: $4,000 per month for the first 6 months, $6,000 per month for the next 12 months, and $8,000 for the last 12 months. At December 31, 1999, fifteen months remain under this agreement. The Company was obligated for payments totaling $90,000 in 2000, and $24,000 in 2001. This contract was terminated in July 2000 in exchange for the issuance of 700,000 shares of common stock.

     At the end of the first quarter of 1999, the Company entered into three marketing agreements with three previously unrelated companies. Those agreements called for the issuance of 100,000, 200,000 and 100,000 shares of common stock. One agreement also called for the performance-based issuance of up to 150,000 shares of common stock and the performance-based issuance of warrants for up to 450,000 shares of common stock with an exercise price of $2.50 per share.

     b) CONSULTING AGREEMENTS - OTHER In June 1999, the Company entered into a one-year consulting agreement with an unrelated individual which called for payment of $100,000. In 1999, the Company paid $45,800 of this fee, and is obligated to pay the $54,200 balance during 2000.

     c) LEASES The Company entered into a one-year lease for its office space beginning in August 1999. The Company is obligated to rental payments amounting to $27,000 in 2000. The lease expires on July 31, 2000. The Company and lessor have agreed to extend the lease for an additional month. In 1999, the Company paid $35,000 in office rent. In July 2000, the Company entered a three-year lease for new office space. The Company is obligated to pay $57,409 in year 2000, $140,077 in year 2001, and $146,636 in year
     2002. In November 1999, the Company entered into a one-year lease for an apartment for the Company's use. In 1999, the Company paid $1,700 in rent, and is obligated to pay $8,700 in 2000. In January 2000, the Company entered into a financing lease for a telephone system valued at $13,000, which calls for the Company to make payments totaling $4,500 per year for four years. In January 2000, the Company entered into a three-year operating lease with a stockholder of the Company. This lease calls for a fair market value purchase at lease end. The lease is for the Company's "Gateway" equipment located in New York City and Los Angeles. The Company was obligated to the following payments: $36,800 in 2000; $40,000 in 2001; $40,000 in 2002 and $3,300 in 2003. In July 2000, the Company purchased the equipment at its fair market value from the lessor. In March of 2000, the Company leased an automobile for 36 months, with payments totaling $9,000. In July

                               IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(8) COMMITMENTS AND CONTINGENCIES (CONTINUED) c) LEASES (CONTINUED) 2000, the Company entered an agreement to lease seven laptop computers for forty-eight months for a total obligation of $27,000. In July 2000, the Company signed an agreement to lease furniture for a period of sixty months for a total obligation of $57,000.

     d) LITIGATION In December 1999, SatLink filed a lawsuit alleging breach of contract as a result of the recission of the acquisition in October 1999, as discussed in Note 5 above. In December 1999, the former CFO of the Company filed a lawsuit alleging breach of contract as a result of the recission of the employment agreement in October 1999, as discussed in Note 5 above.

     On April 25, 2000, Michael McKim filed a lawsuit against the Company alleging breach of employment contract and fraud. The Company formerly employed Mr. McKim as Vice President of Research and Development. In addition, for a period of time, he was a member of the Company's Board of Directors. As a part of his compensation, Mr. McKim was to receive 300,000 shares of common stock, followed by an additional 750,000 shares of common stock over a three-year period, subject to various limitations.

     In his complaint, Mr. McKim alleges that the Company failed to issue the 300,000 shares to him, thereby breaching the employment agreement. In addition, he alleges that, in failing to provide the shares to him, the Company committed fraud. The Company filed its answer on June 19, 2000 denying the allegations of the complaint. The Company also filed a counterclaim against Mr. McKim alleging that, during the course of his employment, Mr. McKim engaged in intentional misrepresentation, breach of fiduciary duty and intentional interference with business relationships.

     The Company believes these suits have no merit and intends to vigorously defend them.

     e) EMPLOYMENT AGREEMENTS In April 1998, the Company entered into three-year employment agreements with the President and the Senior Vice President. These agreements call for salaries in the amount of $150,000 per year for each of those officers. In September 1999, those officers agreed to reduce this compensation to $90,000 per year. The reduction agreements do not call for an accrual and payment of the difference. In September 2000, the Senior Vice President agreed to terminate the employment agreement. In November 1999, the Company entered into a two-year employment agreement with its Executive Vice President, (EVP), which calls for a minimum salary of $78,000 per year, and granted the EVP options for 50,000 shares of common stock, with an exercise price of $1.21. The Company is obligated to pay a total of $228,000 in 2000 and $88,000 in 2001 under these employment agreements.

     f) STOCK OPTION PLAN In December 1999, the stockholders adopted an executive incentive plan, the "Option Plan", (or "2000 Executive Incentive Plan"), under which 1,000,000 shares of common stock are reserved for grants under the Option Plan. The Option Plan took effect on January 1, 2000 and terminates on December 31, 2005. Options granted under the Option Plan may qualify as "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and become exercisable in accordance with the terms approved at the time of the grant. To be eligible, a grantee must be an employee, officer, director or consultant of the Company. It is intended that all options be granted at fair market value on a particular date determined by the Compensation and Option Committee of the Board of Directors. As of September 30, 2000, options to purchase 305,000 shares at an exercise price of $1.21 per share have been granted to 8 employees and to a director.

                                IPVOICE.COM, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(9) SUBSEQUENT EVENTS In October 2000, the Company entered into an agreement with Marie Peregrim to provide sales and marketing management consulting services throughout Europe, excluding the United Kingdom, in exchange for 300,000 shares of common stock. Also, in October 2000, the Company signed an agreement with Telic Communications, Inc., which will utilize the IPVoice Gateways for U.S. termination minutes.

                                IPVOICE.COM, INC.

                                    FORM SB-2

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Articles of Incorporation of IPVoice.com, Inc., a Nevada corporation, or the parent, contains a provision that eliminates or limits the personal liability of the parent's directors or officers to the parent or its stockholders for breach of fiduciary duty except acts or omissions which include misconduct or fraud. The Nevada Revised Statutes do not permit elimination or limitation of personal liability of an officer or director for (i) acts or omissions which involve intentional misconduct, fraud or knowing violation of law or (ii) the payment of distributions under Section 78.300 of the Nevada Revised Statutes.



     The parent's Bylaws provide that the parent indemnifies each person, including the heirs, executors, administrators or estate of such person, who is or was a director or officer of the parent to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorneys fees, arising out of his or her status as a director, officer, agent, employee or representative. The rights accruing to any person under this Bylaws provision do not exclude any other right to which such indemnified person lawfully may be entitled. The parent's Bylaws also provide that the parent will pay any costs, charges or expenses, including attorneys' fees, incurred by an indemnified person in advance of the final disposition of the action if the indemnified person is obligated to repay all amounts if it is ultimately determined that such indemnified person is not entitled to indemnification. The parent's Bylaws provide that the parent shall indemnify such persons to the fullest extent permitted by the Bylaw provisions have not been invalidated and to the fullest extent permitted by law.



     Section 78.7502 of the Nevada Revised Statutes provides that: (1) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believes to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided the termination of any action, suit or proceeding by judgment, order settlement, conviction or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believes to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful and (2) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation; provided indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to be indemnified for such expenses as the court deems proper and (3) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.



     The NRS also provides that any discretionary indemnification under NRS
78.7502 unless ordered by a court or advanced may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.


     The NRS also permits a corporation's articles of incorporation, bylaws or arrangement to provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

     The NRS provides that indemnification and advancement of expenses authorized in or ordered by a court: (1) do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to the preceding paragraph, may not be made to or on behalf of any director if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action and (2) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

                       EXPENSE                              AMOUNT*
                       -------                              -------
                 SEC Registration Fee                    $  4,076.31
                 Legal Fees and Expenses                 $125,000.00*
                 Accounting Fees and Expenses            $ 15,000.00*
                 Printing and Related Expenses           $ 25,000.00*
                 Blue Sky Fees and Expenses              $ 18,000.00*
                 Federal  and State Taxes and Fees       $      0
                 Transfer Agent's Fees                   $  1,500.00*
                 Miscellaneous                           $  6,423.69*
                                                         -----------
                 Total                                   $195,000.00

----------
     *    Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

GENERAL INFORMATION.


     We relied upon Section 3(a)(9) of the Securities Act of 1933, as amended for certain of its sales of unregistered securities. In each instance, such reliance was based upon the following: (i) the securities being issued were exchanged exclusively with our existing security holders, and (ii) no commission or remuneration was paid or given directly or indirectly for soliciting such exchange.



     We relied upon Section 3(b) of the Act and Rule 504 for several transactions regarding the sale of its unregistered securities. In each instance, such reliance was based on the following: (i) the aggregate offering price of the offering of the shares of securities did not exceed $1,000,000, less the aggregate offering price for all other securities sold with the twelve months before the start of and during the offering of shares in reliance on any exemption under Section 3(b) or in violation of Section 5(a) of the Act; (ii) no general solicitation or advertising was conducted by us in connection with the offering of any of the shares; and (iii) we had not been since its inception (a) subject to the reporting requirements of Section 13 or 15(d) of the Securities Act of 1934, as amended, nor (b) an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor (c) a development stage company that either had no specific business plan or purpose or had indicated that its business plan was to engage in a merger or acquisition with an unidentified company or companies or other entity or person.

     We relied upon Section 4(2) of the Act and Rule 506 for several transactions regarding the sale of its unregistered securities. In each instance, such reliance was based upon the following: (i) the issuance of the shares did not involve a public offering, (ii) there were no more than thirty-five investors, excluding accredited investors, (iii) each investor, who was not an accredited investor either alone or with his purchaser representative(s), had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the prospective investment, or we reasonably believed immediately prior to making any sale that such purchaser came within this description, (iv) the offers and sales were made in compliance with Rules 501 and 502, (v) the securities were subject to restrictions on resale and (vi) each of the parties was a sophisticated purchaser and had full access to the information to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.


SALES OF UNREGISTERED SECURITIES WITHIN THE PAST THREE YEARS.


     In March 1998, IPVoice.com, Inc., a Nevada corporation and the registrant under this Form SB-2, or the Company, then known as Nova Enterprises, Inc., entered into a share exchange agreement with IPVoice Communications, a Delaware corporation, or the Subsidiary, and its stockholders in which the Company issued 9,000,000 shares of its common stock to the Subsidiary's three stockholders for all of the outstanding capital stock of the Subsidiary, which then became a wholly-owned subsidiary of the Company. In connection with the agreement, we entered into employment agreements with Barbara Will, its current Chief Operating Officer and president and a director, and with Anthony Welch, designer of our proprietary software, who currently serves as a director and consultant. In the exchange, Ms. Will, Mr. Welch and Condor Worldwide, Ltd. each received 3,000,000 shares of our restricted common stock. James K. Howson, our Chairman and Chief Executive Officer, is the beneficial owner of Condor. The issuance of the shares followed extensive negotiation related to the share exchange during which the three stockholders were provided with all financial and business information about the Company. Condor was an accredited investor and Ms. Will and Mr. Welch were sophisticated investors. For such offering, we relied upon
Section 4(2) of the Act and Rule 506. A Form D was filed with the SEC.



     Between April 23 and August 14 1998, we sold 154,000 shares of its common stock to five accredited investors for $154,000 cash. For such offering, we relied upon Section 3(b) of the Act and Rule 504. A Form D was filed with the SEC.



     On July 13, 1998, we sold 53,333 shares of its common stock to one investor affiliated with then legal counsel for the Company for $40,000. For such offering, we relied upon Section 3(b) of the Act and Rule 504. A Form D was filed with the SEC.



     On July 15, 1998, we entered into three related consulting services agreements with Calpe, Ltd, The Investor Communications Group, Inc. and Corporate Imaging. Calpe agreed to provide international sales and public relations assistance to us for a three-year period ending June 30, 2001 for which Calpe received 627,000 shares of our common stock in lieu of $62,700 of commissions on product sales. ICG agreed to provide financial public relations and direct marketing assistance to us for a period of six months ended January 15, 1999, for which ICG received monthly payments of $12,500, 200,000 shares of our common stock and 100,000 warrants to purchase common stock at an exercise price of $2.00 per share. CI agreed to provide media and public relations management services for us for a two-year period ending July 31, 2000 for which CI received 23,000 shares of our common stock. For this offering, we relied upon
Section 3(b) of the Act and Rule 504. Three separate Forms D were filed with the SEC.



     On July 23, 1998, we entered into an agreement with Armstrong International Group, Inc. We granted AIG the non-exclusive right to market, advertise and sell our domestic and international calling services for a period of three years. As payment for these services, we agreed to issue warrants to purchase 50,000 shares of our common stock exercisable at a price of $0.75 per share or, and agreed to pay commissions on sales of our products and services. However, the services were never begun and no warrants were issued. For such offering, we intended to rely upon Section 4(2) of Act and Rule 506. A Form D was filed with the SEC.



     In September 1998, we issued 200,000 shares of our common stock to two investors in three separate sales for an aggregate purchase price of $50,000 cash. For such sales, we relied upon Section 3(b) of the Act and Rule 504. A Form D was filed with the SEC for each sale.



     On October 20, 1998, we executed a consulting agreement with International Investment Partners, Ltd., an Irish corporation, or IIP Ireland, memorializing an oral agreement made in March 1998, to provide financial, consulting and advisory services over a three-year period in exchange for the issuance of 350,000 shares of common stock at an agreed value of $35,000, the grant of warrants to purchase an additional 1,600,000 shares of the common stock exercisable without time limitation at an exercise price of $0.06 per share, the grant of warrants to purchase an additional 350,000 shares of common stock exercisable without time limitation at an exercise price of $3.90 per share and, in consideration of $100 cash, the grant of warrants to purchase up to 5% of our common stock on a fully-diluted basis at a price of $1.00 per share. In addition, the agreement required us to pay a monthly fee of $4,000 from September 1998 through March 1999, $6,000 from April 1999 through March 2000 and $8,000 from April through the end of the agreement.



     In January 1999, IIP Ireland received 93,760 shares of common stock in lieu of payment for $14,064 in services under the consulting agreement. IIP Ireland exercised its warrant to purchase 1,600,000 shares in April 1999 at an exercise price of $96,000. As to the warrant to purchase up to 5% of our common stock, in January through April 14, 2000, IIP Ireland purchased 506,000 shares of common stock at an exercise price of $506,000. IIP Ireland retained the right to purchase additional shares until the full 5% had been acquired.



     Effective May 31, 2000, IIP Ireland agreed with us to terminate the consulting agreement under terms which excused IIP Ireland from providing any further services and discontinued our obligation to make the monthly payments for such services. In addition, IIP Ireland agreed to exchange both outstanding warrants for 700,000 shares of common stock. IIP Ireland is an accredited investor. In connection with the initial issuance of 243,760 shares of common stock and the warrants and the exercise of the warrant for 1,600,000, we relied upon Section 3(b) of the Act and Rule 504. A Form D was filed with the SEC. In connection with the issuance of 106,240 shares of the initial common stock, the shares of common stock in April 1999, and the shares of common stock upon exercise of the 5% warrant, we relied on Section 4(2) of the Act and Rule 506. A Form D was filed with the SEC. In connection with the exchange of the outstanding warrants for common stock, we relied on Section 3(a)(9) of the Act.



     On October 13, 1998, we entered into a consulting agreement with Insidestock.com, Inc. to provide media relations services and consulting advice to us for a one-year period in exchange for the issuance of 275,000 shares of common stock and the grant of warrants to purchase an additional 155,000 shares of common stock exercisable for a period of one year at a price of $0.645 per share. Insidestock.com, Inc. exercised its warrant to purchase 155,000 shares on April 30, 1999 at an exercise price of $100,000. In connection with the issuance of the common stock and warrants, we relied upon Section 3(b) of the Act and Rule 504. A Form D was filed with the SEC.



     From December 1998 through January 1999, we sold 896,665 shares of our common stock to eight existing stockholders for $134,500 cash. For such offering, we relied upon Section 3(b) of the Act and Rule 504. A Form D was filed with the SEC.



     From February 1999 through May 1999, we sold forty-six units to twenty-four investors for $1,150,000 cash. Each unit consisted of (i) a note payable in two years with an option for us to extend it for an additional two years in the principal amount of $24,900 bearing interest at 9% per annum payable quarterly in cash or, at our option, in shares of common stock; (ii) a warrant to purchase 18,750 shares of common stock exercisable during the period in which the note is outstanding at an exercise price equal to 125% of the average closing price of the stock for the thirty trading days immediately prior to February 1, 1999, which warrants contain piggy-back registration rights; and (iii) twenty-five of our Senior Convertible preferred shares. In the event of a default in repayment of the notes, all outstanding Senior Convertible preferred shares shall be converted into common stock in an amount which will equal 51% of the issued and outstanding shares, warrants and options. For such offering, we relied upon
Section 4(2) of the Act and Rule 506. Several of the investors were existing stockholder. The Company believes the purchasers were all accredited investors. However, every purchaser received a Private Offering Memorandum, dated February 1, 1999, providing business and financial information about the Company. A Form D was filed with the SEC.



     Between April 20 and May 19 2000, we made a tender offer for the outstanding units pursuant to which we issued 543,876 shares of common stock in exchange for the surrender of $753,450 in notes, warrants to purchase 571,875 shares of common stock, and 950 shares of Senior Convertible preferred stock. Additionally, three warrantholders have exercised 93,750 warrants at a price of $.9875 per share of common stock. The tender offer was made in reliance upon
Section 3(a)(9) of the Act. A tender offer statement was filed with the SEC on April 21, 2000.



     Between March 4 and April 2, 1999, we sold 875,000 shares of its common stock to one accredited investor for $350,000 cash. For such offering, we relied upon Section 3(b) of the Act and Rule 504. A Form D was filed was filed with the SEC.



     On March 29, 1999, we entered into a consulting agreement with Buying Power Network to provide financial public relations consulting services to us for which we agreed to pay $40,000 for the first month, $30,000 for the second month and $25,000 for the third, payable in shares of our common stock. The contract term was through September 1999 and has expired without renewal. In exchange for services rendered by BPN, we issued 100,000 shares of common stock, valued at $106,200, to Joyce Research Group, of which BPN is a division. For the fourth, fifth and sixth months of the contract, we granted Joyce Research Group options to purchase 150,000 shares of our common stock at an exercise price equal to 60%, 65% and 70% of the market price, respectively. For such offering, we relied upon Section 3(b) of the Act and Rule 504. A Form D was filed with the SEC.



     On April 1, 1999, we entered into a marketing agreement with Benae International, Inc. to market our telephony services and to register a minimum of one hundred customers in the thirty cities in which we plan to offer telephony services within twelve months in exchange for 200,000 shares of our common stock. The shares are to be returned to us if the minimum is not met. For such offering, we relied upon Section 3(b) of the Act and Rule 504. A Form D was filed with the SEC.



     On April 1, 1999, we entered into a marketing and advertising agreement with Netgenie.com, or NG, to provide marketing services to a minimum of 75,000 customers in thirty cities designated by the us within a twelve month period in exchange for 100,000 shares of our common stock, which shares must be returned if NG fails to deliver a minimum of eight cities for a total of 75,000 customers. In addition, NG could have earned performance bonuses of: 50,000 shares if eight cities are delivered within ninety days of execution; 50,000 shares if fifteen cities are delivered within one hundred fifty days; and 10,000 shares for each additional city thereafter before December 31, 1999 up to thirty cities. Further, NG was granted warrants to purchase 30,000 shares of our common stock exercisable for a period of two years at an exercise price of $2.50 per share for every block of 5,000 pre-registered customers up to 75,000 pre-registered customers in a twelve month period. NG did not satisfy any of the incentive performance criteria and the right to acquire the additional shares or exercise the warrants has expired. In connection with negotiating the agreement and identifying the services to be performed by NG, we provided NG with access to all of our records and discussed in detail the provision of our business plan. For such offering, we relied upon Section 4(2) of the Act and Rule 506. A Form D was filed with the SEC.



     On April 7, 1999, we entered into a share exchange agreement with Satlink 3000, doing business as Independent Network Services. We exchanged 250,000 shares of our Redeemable Convertible preferred stock valued at $500,000 for all of the outstanding capital stock of INS. INS had only seven shareholders. We believe that most of them were accredited investors. Such Redeemable Convertible preferred stock contains 1 for 1 conversion rights after one year and is redeemable at $2.00 per share. Prior to the closing of the share exchange, INS was given full access to our books, records and business plan. INS conducted an on-site due diligence examination with full opportunity to review documents and ask questions of the Company's management. The president of INS, Peter M. Stazzone, remained with the company as the president of the subsidiary. At the time of the exchange Mr. Stazzone became our Secretary, Treasurer and Chief Financial Officer under an employment agreement. Also at the time of the exchange, Mr. Stazzone received 50,000 shares of our Redeemable Convertible preferred stock. Pursuant to an employment agreement, Mr. Stazzone received 200,000 shares of our common stock, a stock bonus of 100,000 shares of common stock deemed earned on the date of an share exchange agreement, but to be delivered on the earlier of (i) the first anniversary date of his employment, or
(ii) Mr. Stazzone's termination, and options to purchase an additional 200,000 shares of common stock exercisable for a period of three years at an exercise price of $1.00 per share. For such offering, we relied upon Section 4(2) of the Act and Rule 506. A Form D was filed with the SEC.



     In connection with the exchange, INS and Mr. Stazzone represented that INS had acquired certain assets, including the rights to INS' name, from the Bankruptcy Court in the Chapter 11 filing of Telsave. Mr. Stazzone was the Chief Financial Officer of Telsave at the time the bankruptcy was filed and the Bankruptcy Court was provided with disclosure of his involvement with INS prior to the Court's approval of the sale of certain Telsave assets to INS. At the time of the acquisition of INS, we believed that it was acquiring the rights to the CIC Code. The purchase price was based in part upon an appraisal of the value of the CIC Code which is loaded in approximately 60% of the domestic market. However, during the course of our audit for 1999, it was discovered that clear title may not have passed to INS and subsequently to us. Therefore, our Board determined that, in the event clear title had not passed, it would be in our best interest to rescind the transaction. We sought a legal opinion on the status of such title and was advised that there was no clear link between the ownership of the CIC Code and INS. Therefore, the Board voted to rescind the transaction, to rescind the Redeemable Convertible preferred stock, common stock and warrant issuances made under the acquisition and the employment agreement and to terminate Mr. Stazzone's employment. The matter is now the subject of litigation between us and INS and Mr. Stazzone.



     On November 29, 1999, we issued 10,000 shares of common stock to McGinn Smith & Co. Inc. as a retainer for its services as a financial advisor in identifying prospective institutional investors. For such offering, we relied upon Section 4(2) of the Act. McGinn Smith & Co. Inc. is a registered broker-dealer and an accredited investor.



     On May 22, 2000, we issued 1,250 shares of its Series B Senior Convertible preferred stock, or Series B Stock, at a price of $1,000 per share to each of the Augustine Fund, L.P. and The Shaar Fund Ltd., for an aggregate price of $2.5 million. Each share of Series B Stock is convertible into shares of common stock at a price which is the lower of (i) $1.96 per share, or (ii) 75% of the average of the 3 lowest closing bid prices of the common stock during the 30 trading days immediately prior to the conversion. Each investor has the further right to purchase one additional share of common stock at the same price for each share received upon conversion. In addition, we have the right to pay the 7.5% dividend on the Series B Stock in shares of common stock at the same price. Each investor was also granted warrants to purchase 125,000 shares of common stock at an exercise price of $2.136 per share for a period of five years. In addition, we granted registration rights to the investors, the primary purpose for the filing of this registration statement. In connection with this offering, we paid fees to Delano Group Securities, LLC, a registered broker-dealer and an accredited investor, in the amount of $250,000 cash plus a warrant to purchase 100,000 shares of common stock at $2.136 per share. In issuing these securities, we relied on Section 4(2) of the Act and Rule 506. A Form D was filed with the SEC.



     In July 2000, pursuant to its 2000 Executive Inventive Plan, we issued a total of 355,000 options to purchase common stock to 9 employees and 1 director. At the same time, we cancelled the previously authorized but unissued options for Harry Bowman, our vice president, to purchase 50,000 shares of common stock, and for Russell Watson, a director, to purchase 20,000 shares of common stock. In issuing these options, we relied on Section 4(2) of the Act and Rule 506. Each of the option recipients is an accredited investor or an employee of the Company directly involved with our activities on a daily basis and having full access to all of our financial and business information. As soon as practicable, we intend to register these options and shares on Form S-8.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.



Item No.                Description
--------                -----------
3.(i).1           [1]   Articles of Incorporation of Nova Enterprises, Inc. filed February 19, 1997
3.(i).2           [1]   Certificate   of  Amendment   of  Articles  of   Incorporation   changing   name  to  IPVoice
                        Communications, Inc. filed March 24, 1998.
3.(i).3           [1]   Certificate of Amendment of Articles of Incorporation changing name to IPVC.com, Inc.
3.(i).4           [1]   Certificate of Amendment of Articles of Incorporation changing name to IPVoice.com, Inc.
3.(i).5           [4]   Certificate of Correction  completing the  description  of the Senior  Convertible  Preferred
                        Shares listed in the Amendment to the Articles of Incorporation filed on April 19, 1999
3.(i).6           [4]   Certificate  of Amendment  of the  Articles of  Incorporation  designating  the  preferences, limitations and relative rights of Series B Preferred Stock
3.(ii).1          [1]   Bylaws of Nova Enterprises, Inc.
4.1               [1]   Form of Private Placement Offering of 1,600,000 common shares at $0.01 per share.
4.2               [1]   Form of Private Placement Offering of 992,500 common shares at $1.00 per share.
4.3               [1]   Form of Private Placement Offering of 100,000 common shares at $0.50 per share.
4.4               [1]   Form of Private Placement Offering of 1,000,000 common shares at $0.15 per share.
4.5               [1]   Form of Private Placement Offering of 1,250,000 common shares at $0.40 per share.
4.6               [1]   Form of Private Placement Offering of 104 Units at $25,000.00 per unit.
4.7               [1]   Form of Promissory Note for Private Placement Offering of 104 Units at $25,000 per unit.
4.8               [1]   Form of Warrant for Private Placement Offering of 104 Units at $25,000 per unit.
5.1               [7]   Opinion of Jennings, Strouss & Salmon P.L.C.
10.1              [1]   Agreement dated March 1998 with Nova Enterprises, Inc.
10.2              [1]   Agreement dated April 1999 with Independent Network Services.
10.3              [1]   Agreement dated February 1998 with Natural MicroSystems Corporation.
10.4              [1]   Agreement dated June 1999 with ICG Telecom Group, Inc.
10.5              [1]   Agreement dated August 1999 with RSL Com U.S.A., Inc.
10.6              [1]   Agreement dated July 1999 with Star Telecommunications, Inc.
10.7              [1]   Agreement dated August 1999 with ILD Communications, Inc.
10.8              [1]   Agreement dated June 1999 with Level 3 Communications LLC.
10.9              [1]   Agreement dated August, 1999 with Worldcom Technologies, Inc.
10.10             [1]   Agreement dated March 1999 with Teleco Service International, Inc.
10.11             [1]   Agreement dated March 1999 with Billion Telecommunication Services, Ltd.
10.12             [1]   Agreement dated May 1999 with Firstnet Telephany Ltd.
10.13             [1]   Agreement dated July 1999 with MetroPlus Communication Technology, Inc.
10.14             [1]   Agreement dated February 1999 with BlueGrass Net.
10.15             [1]   Agreement dated July 1998 with The Armstrong International Group, Inc.
10.16             [1]   Agreement dated February 1999 with International Investment Partners, Ltd.
10.17             [1]   Agreement dated March 1999 with Kenneth M. Brown
10.18             [1]   Agreement dated April 1999 with Netgenie.com LLC
10.19             [1]   Agreement dated April 1999 with Benae International Inc.
10.20             [1]   Consulting Agreement dated November 1997 with Condor Worldwide, Ltd.
10.21             [1]   Consulting Agreement dated July 1998 with Calpe, Ltd.
10.22             [1]   Consulting Agreement dated July 1998 with The Investor Communications Group, Inc.
10.23             [1]   Consulting Agreement dated July 1998 with Corporate Imaging.
10.24             [1]   Consulting Agreement dated September 1998 with First Capital Partners, Inc.
10.25             [1]   Consulting Agreement dated October 1998 with International Investment Partners, Ltd.
10.26             [1]   Consulting Agreement dated October 1998 with Insidestock.com, Inc.
10.27             [1]   Consulting Agreement dated March 1999 with Buying Power Network.
10.28             [1]   Employment Agreement dated April 1998 with Barbara S. Will.
10.29             [1]   Employment Agreement dated April 1998 with Anthony K. Welch.

10.30             [1]   Employment Agreement dated April 1999 with Peter M. Stazzone.
10.31             [1]   Lease effective August 1, 1999 for Phoenix offices
10.32             [1]   Employment Agreement dated November 10, 1999 with Harry R.  Bowman
10.33             [2]   Memorandum of Understanding between the Company and Telic.net dated
                        November 17, 1999
10.34             [2]   Executive Incentive Stock Awards Plan adopted by Shareholders on December 9, 1999
10.35             [3]   Engagement Letter dated November 24, 1999 with McGinn, Smith & Co., Inc.
10.36             [3]   Engagement Letter dated February 16, 2000 with Delano Group Securities
10.37             [3]   UUNET Agreement dated December 15, 1999
10.38             [3]   Equipment Lease dated January 20, 2000 with International Investment Partners
10.39             [3]   Professional Service Agreement dated October 8, 1999 with Natural Microsystems Corp.
10.40             [3]   Apartment Rental Agreement effective November 1, 1999
10.41             [3]   Telephone Equipment Lease/Purchase Agreements dated December 10, 1999
10.42             [3]   Amended 2000 Stock Plan
10.43             [4]   Agreement dated March 30, 2000 with Condor Worldwide, Ltd.
10.44             [4]   Promissory Note dated May 5, 2000 and Pledge and Security Agreement
10.45             [4]   Agreement  dated May 5, 2000 with Condor  Worldwide,  Ltd.,  James K. Howson,  Anthony Welch,
                        Barbara Will and IPVoice.com
10.46             [5]   Augustine Fund, L.P. - Securities Purchase Agreement including all exhibits
10.47             [5]   The Shaar Fund, Ltd. - Securities Purchase Agreement including all exhibits
10.48             [6]   Employment Agreement dated April 2000 with J. Michael Scott
10.49             [6]   Service Agreement dated May 15, 2000 with Telic Communications, Inc.
10.50             [6]   Financial  and  Business  Management  Consulting  Agreement  dated  June 1, 2000 with  Growth
                        Capital Resources.com, LLC
10.51             [6]   Collocation Agreement dated June 23, 2000 with Intermedia Communications Inc.
10.52             [6]   Service Agreement dated June 29, 2000 with Telecom Compliance Services, Inc.
10.53             [7]   Office Lease Agreement dated July 10, 2000 with Cornwell Corporation
10.54             [7]   Support Agreement dated July 28, 2000 with Sepesi, Inc.
10.55             [8]   Traffic Carriage Agreement dated October 16, 2000 with Telic Communications, Inc.
10.56              *    Sales, Marketing and Business Management Consulting Contract dated October 1, 2000 with
                        Marie Peregrim.
10.57             [8]   Service Agreement dated November 1, 2000 with Blueshift Telecom, Inc.
23.1               *    Consent of Durland & Company, CPAs, P.A.
24.1               *    Power of Attorney (included on signature page)
27.1               *    Financial Data Sheet
99.1              [5]   Press Release issued by the Registrant on May 24, 2000 entitled "IPVoice.com,  Inc. Finalizes
                        $2.5 Million Funding Led by Augustine and Schaar Funds"



[1]  Previously filed with the Company's Form 10SB filed November 3, 1999



[2] Previously filed with the Company's Form 10QSB for the Quarter ended September 30, 1999



[3] Previously filed with the Company's Form 10KSB/A for the fiscal year ended December 31, 1999



[4] Previously filed with the Company's Form 10QSB for the Quarter ended March 31, 2000



[5]  Previously filed with the Company's Form 8K filed June 16, 2000



[6] Previously filed with the Company's Form 10QSB for the Quarter ended June 30, 2000




[7]  Previously filed with the Company's Form SB-2 filed August 21, 2000





[8]  REQUESTING CONFIDENTIAL TREATMENT




(*   Filed herewith)

ITEM 28. UNDERTAKINGS



The undersigned Registrant hereby undertakes:



(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:



          (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



(i) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;



(ii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.



(iii) To include any additional or changed material information on the plan of distribution.



         (2) For the purpose of determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.



         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, less in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.




SIGNATURES



     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Phoenix, State of Arizona, on November 9, 2000.



IPVOICE.COM,INC.




By: /s/ Barbara Will
   ------------------------------------
   Barbara Will
   President and Chief Operating Officer



     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Barbara Will with full power of substitution to execute in the name of such person and to file any Amendment or Post-Effective Amendment to this Registration Statement making such changes in this Registration Statement as the Company deems appropriate and appoints Barbara Will with full power of substitution, attorney-in-fact to sign and to file any amendment and Post-Effective Amendment to this Registration Statement.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



Signature                                   Title                                       Date
---------                                   -----                                       ----


/s/ James K. Howson                 Director and                                November 9, 2000
--------------------------          Chief Executive Officer
James K. Howson                     [Principal Executive Officer]

/s/ Barbara Will                    Director and President                      November 9, 2000
--------------------------
Barbara Will

/s/ Brian Auchey                    Chief Financial Officer                     November 9, 2000
--------------------------          [Principal Financial
Brian Auchey                        and Accounting Officer]


                                    Director                                    November __ , 2000
--------------------------
Anthony Welch


/s/ Russell Watson                  Director                                    November 9, 2000
--------------------------
Russell Watson

                                 EXHIBIT INDEX

Item No.                Description
--------                -----------
3.(i).1           [1]   Articles of Incorporation of Nova Enterprises, Inc. filed February 19, 1997
3.(i).2           [1]   Certificate   of  Amendment   of  Articles  of   Incorporation   changing   name  to  IPVoice
                        Communications, Inc. filed March 24, 1998.
3.(i).3           [1]   Certificate of Amendment of Articles of Incorporation changing name to IPVC.com, Inc.
3.(i).4           [1]   Certificate of Amendment of Articles of Incorporation changing name to IPVoice.com, Inc.
3.(i).5           [4]   Certificate of Correction  completing the  description  of the Senior  Convertible  Preferred
                        Shares listed in the Amendment to the Articles of Incorporation filed on April 19, 1999
3.(i).6           [4]   Certificate  of Amendment  of the  Articles of  Incorporation  designating  the  preferences, limitations and relative rights of Series B Preferred Stock
3.(ii).1          [1]   Bylaws of Nova Enterprises, Inc.
4.1               [1]   Form of Private Placement Offering of 1,600,000 common shares at $0.01 per share.
4.2               [1]   Form of Private Placement Offering of 992,500 common shares at $1.00 per share.
4.3               [1]   Form of Private Placement Offering of 100,000 common shares at $0.50 per share.
4.4               [1]   Form of Private Placement Offering of 1,000,000 common shares at $0.15 per share.
4.5               [1]   Form of Private Placement Offering of 1,250,000 common shares at $0.40 per share.
4.6               [1]   Form of Private Placement Offering of 104 Units at $25,000.00 per unit.
4.7               [1]   Form of Promissory Note for Private Placement Offering of 104 Units at $25,000 per unit.
4.8               [1]   Form of Warrant for Private Placement Offering of 104 Units at $25,000 per unit.
5.1               [7]   Opinion of Jennings, Strouss & Salmon P.L.C.
10.1              [1]   Agreement dated March 1998 with Nova Enterprises, Inc.
10.2              [1]   Agreement dated April 1999 with Independent Network Services.
10.3              [1]   Agreement dated February 1998 with Natural MicroSystems Corporation.
10.4              [1]   Agreement dated June 1999 with ICG Telecom Group, Inc.
10.5              [1]   Agreement dated August 1999 with RSL Com U.S.A., Inc.
10.6              [1]   Agreement dated July 1999 with Star Telecommunications, Inc.
10.7              [1]   Agreement dated August 1999 with ILD Communications, Inc.
10.8              [1]   Agreement dated June 1999 with Level 3 Communications LLC.
10.9              [1]   Agreement dated August, 1999 with Worldcom Technologies, Inc.
10.10             [1]   Agreement dated March 1999 with Teleco Service International, Inc.
10.11             [1]   Agreement dated March 1999 with Billion Telecommunication Services, Ltd.
10.12             [1]   Agreement dated May 1999 with Firstnet Telephany Ltd.
10.13             [1]   Agreement dated July 1999 with MetroPlus Communication Technology, Inc.
10.14             [1]   Agreement dated February 1999 with BlueGrass Net.
10.15             [1]   Agreement dated July 1998 with The Armstrong International Group, Inc.
10.16             [1]   Agreement dated February 1999 with International Investment Partners, Ltd.
10.17             [1]   Agreement dated March 1999 with Kenneth M. Brown
10.18             [1]   Agreement dated April 1999 with Netgenie.com LLC
10.19             [1]   Agreement dated April 1999 with Benae International Inc.
10.20             [1]   Consulting Agreement dated November 1997 with Condor Worldwide, Ltd.
10.21             [1]   Consulting Agreement dated July 1998 with Calpe, Ltd.
10.22             [1]   Consulting Agreement dated July 1998 with The Investor Communications Group, Inc.
10.23             [1]   Consulting Agreement dated July 1998 with Corporate Imaging.
10.24             [1]   Consulting Agreement dated September 1998 with First Capital Partners, Inc.
10.25             [1]   Consulting Agreement dated October 1998 with International Investment Partners, Ltd.
10.26             [1]   Consulting Agreement dated October 1998 with Insidestock.com, Inc.
10.27             [1]   Consulting Agreement dated March 1999 with Buying Power Network.
10.28             [1]   Employment Agreement dated April 1998 with Barbara S. Will.
10.29             [1]   Employment Agreement dated April 1998 with Anthony K. Welch.

10.30             [1]   Employment Agreement dated April 1999 with Peter M. Stazzone.
10.31             [1]   Lease effective August 1, 1999 for Phoenix offices
10.32             [1]   Employment Agreement dated November 10, 1999 with Harry R.  Bowman
10.33             [2]   Memorandum of Understanding between the Company and Telic.net dated
                        November 17, 1999
10.34             [2]   Executive Incentive Stock Awards Plan adopted by Shareholders on December 9, 1999
10.35             [3]   Engagement Letter dated November 24, 1999 with McGinn, Smith & Co., Inc.
10.36             [3]   Engagement Letter dated February 16, 2000 with Delano Group Securities
10.37             [3]   UUNET Agreement dated December 15, 1999
10.38             [3]   Equipment Lease dated January 20, 2000 with International Investment Partners
10.39             [3]   Professional Service Agreement dated October 8, 1999 with Natural Microsystems Corp.
10.40             [3]   Apartment Rental Agreement effective November 1, 1999
10.41             [3]   Telephone Equipment Lease/Purchase Agreements dated December 10, 1999
10.42             [3]   Amended 2000 Stock Plan
10.43             [4]   Agreement dated March 30, 2000 with Condor Worldwide, Ltd.
10.44             [4]   Promissory Note dated May 5, 2000 and Pledge and Security Agreement
10.45             [4]   Agreement  dated May 5, 2000 with Condor  Worldwide,  Ltd.,  James K. Howson,  Anthony Welch,
                        Barbara Will and IPVoice.com
10.46             [5]   Augustine Fund, L.P. - Securities Purchase Agreement including all exhibits
10.47             [5]   The Shaar Fund, Ltd. - Securities Purchase Agreement including all exhibits
10.48             [6]   Employment Agreement dated April 2000 with J. Michael Scott
10.49             [6]   Service Agreement dated May 15, 2000 with Telic Communications, Inc.
10.50             [6]   Financial  and  Business  Management  Consulting  Agreement  dated  June 1, 2000 with  Growth
10.51             [6]   Collocation Agreement dated June 23, 2000 with Intermedia Communications Inc.
10.52             [6]   Service Agreement dated June 29, 2000 with Telecom Compliance Services, Inc.
10.53             [7]   Office Lease Agreement dated July 10, 2000 with Cornwell Corporation
10.54             [7]   Support Agreement dated July 28, 2000 with Sepesi, Inc.
10.55             [8]   Traffic Carriage Agreement dated October 16, 2000 with Telic Communications, Inc.
10.56              *    Sales, Marketing and Business Management Consulting Contract dated October 1, 2000 with
                        Marie Peregrim.
10.57             [8]   Service Agreement dated November 1, 2000 with Blueshift Telecom, Inc.
23.1               *    Consent of Durland & Company, CPAs, P.A.
24.1               *    Power of Attorney (included on signature page)
27.1               *    Financial Data Sheet
99.1              [5]   Press Release issued by the Registrant on May 24, 2000 entitled "IPVoice.com,  Inc. Finalizes
                        $2.5 Million Funding Led by Augustine and Schaar Funds"

[1]  Previously filed with the Company's Form 10SB filed November 3, 1999

[2] Previously filed with the Company's Form 10QSB for the Quarter ended September 30, 1999

[3] Previously filed with the Company's Form 10KSB/A for the fiscal year ended December 31, 1999

[4] Previously filed with the Company's Form 10QSB for the Quarter ended March 31, 2000

[5]  Previously filed with the Company's Form 8K filed June 16, 2000

[6] Previously filed with the Company's Form 10QSB for the Quarter ended June 30, 2000

[7]  Previously filed with the Company's Form SB-2 filed August 21, 2000

[8]  REQUESTING CONFIDENTIAL TREATMENT

(*   Filed herewith)